Exhibit 10.8

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF JULY 16, 2007

by and among

ACCURO HEALTHCARE SOLUTIONS, INC.

as Borrower

and

THE OTHER PERSONS PARTY HERETO THAT

ARE DESIGNATED AS CREDIT PARTIES

and

GENERAL ELECTRIC CAPITAL CORPORATION

as Agent and a Lender

and

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders

and

GE CAPITAL MARKETS, INC.

as Co-Lead Arranger and Sole Bookrunner

and

CIT CAPITAL SECURITIES LLC, as Co-Lead Arranger

and

CIT HEALTHCARE LLC, as Syndication Agent

and

LASALLE BANK NATIONAL ASSOCIATION, as Documentation Agent

and

FIFTH THIRD BANK, as Documentation Agent

TABLE OF CONTENTS

SECTION 1. AMOUNTS AND TERMS OF LOANS		2

1.1	Loans	2
1.2	Interest and Applicable Margins	8
1.2A	Swap Related Reimbursement Obligations	11
1.3	Fees	13
1.4	Payments	14
1.5	Prepayments	15
1.6	Maturity	16
1.7	Loan Accounts	16
1.8	Yield Protection	17
1.9	Taxes	18
1.10	Increased Revolving Loan Commitment or Term Loan Commitment	21

SECTION 2. CONDITIONS TO LOANS		22

2.1	Conditions to Initial Loans	22
2.2	Conditions to All Loans	23

SECTION 3. REPRESENTATIONS AND WARRANTIES		24

3.1	Organization, Powers, Capitalization and Good Standing	24
3.2	Disclosure	25
3.3	No Material Adverse Effect	25
3.4	No Conflict	25
3.5	Financial Statements and Projections	25
3.6	Solvency	26
3.7	Use of Proceeds; Margin Regulations	26
3.8	Brokers	26
3.9	Compliance with Laws	26
3.10	Intellectual Property	27
3.11	Investigations, Audits, Etc.	27
3.12	Employee Matters	27
3.13	Litigation; Adverse Facts	27
3.14	Ownership of Property; Liens	28
3.15	Environmental Matters	28
3.16	ERISA	29
3.17	Deposit and Disbursement Accounts	30
3.18	Agreements and Other Documents	30
3.19	Insurance	30
3.20	Taxes and Tax Returns	31

i

SECTION 4. AFFIRMATIVE COVENANTS		31

4.1	Compliance With Laws and Contractual Obligations	31
4.2	Insurance	32
4.3	Inspection; Lender Meeting	32
4.4	Organizational Existence	33
4.5	Environmental Matters	33
4.6	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases	33
4.7	Further Assurances	33
4.8	Payment of Taxes	34
4.9	Cash Management Systems	34

SECTION 5. NEGATIVE COVENANTS		35

5.1	Indebtedness	35
5.2	Liens and Related Matters	36
5.3	Investments	36
5.4	Contingent Obligations	37
5.5	Restricted Payments	38
5.6	Restriction on Fundamental Changes	39
5.7	Disposal of Assets or Subsidiary Stock	39
5.8	Transactions with Affiliates	39
5.9	Conduct of Business	40
5.10	Changes Relating to Indebtedness	40
5.11	Fiscal Year	40
5.12	Press Release; Public Offering Materials	40
5.13	Subsidiaries	40
5.14	Deposit Accounts	40
5.15	ERISA	41
5.16	Sale-Leasebacks	41
5.17	Prepayments of Other Indebtedness	41

SECTION 6. FINANCIAL COVENANTS/REPORTING		41

6.1	Financial Covenants	41
6.2	Financial Statements and Other Reports	43
6.3	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement	46

SECTION 7. DEFAULT, RIGHTS AND REMEDIES		47

7.1	Event of Default	47
7.2	Suspension or Termination of Revolving Loan Commitments	49
7.3	Acceleration and other Remedies	49
7.4	Performance by Agent	50
7.5	Application of Proceeds	50

SECTION 8. ASSIGNMENT AND PARTICIPATION		50

8.1	Assignment and Participations	50
8.2	Agent	53
8.3	Set Off and Sharing of Payments	59
8.4	Disbursement of Funds	59
8.5	Disbursements of Advances; Payment	60

SECTION 9. MISCELLANEOUS		61

9.1	Indemnities	61
9.2	Amendments and Waivers	62
9.3	Notices	63
9.4	Failure or Indulgence Not Waiver; Remedies Cumulative	66
9.5	Marshaling; Payments Set Aside	66
9.6	Severability	66
9.7	Lenders’ Obligations Several; Independent Nature of Lenders’ Rights	67
9.8	Headings	67
9.9	Applicable Law	67
9.10	Successors and Assigns	67
9.11	No Fiduciary Relationship; Limited Liability	67
9.12	Construction	67
9.13	Confidentiality	68
9.14	CONSENT TO JURISDICTION	68
9.15	WAIVER OF JURY TRIAL	68
9.16	Survival of Warranties and Certain Agreements	69
9.17	Entire Agreement	69
9.18	Counterparts; Effectiveness	69
9.19	Replacement of Lenders	69
9.20	Delivery of Termination Statements and Mortgage Releases	70
9.21	Subordination of Intercompany Debt	71
9.22	Patriot Act Notice	71

SECTION 10. AMENDMENT AND RESTATEMENT		72

10.1	Interrelationship with the Existing Credit Agreement	72
10.2	Confirmation of Existing Obligations	72

INDEX OF APPENDICES

Annexes

Annex A	-	Definitions
Annex B	-	Pro Rata Shares and Commitment Amounts
Annex C	-	Closing Checklist
Annex D	-	Pro Forma
Annex E	-	Lenders’ Bank Accounts
Annex F	-	Compliance, Pricing and Excess Cash Flow Certificate

Exhibits

Exhibit 1.1(a)	-	Term Note
Exhibit 1.1(b)(1)	-	Revolving Note
Exhibit 1.1(b)(2)	-	Notice of Revolving Credit Advance
Exhibit 1.1(c)	-	Swing Line Note
Exhibit 1.1(d)	-	Request for Letter of Credit Issuance
Exhibit 1.2(e)	-	Notice of Continuation/Conversion
Exhibit 6.2(d)	-	Leverage Limit Certificate
Exhibit 8.1	-	Assignment Agreement

Schedules

Schedule 3.1(a)	-	Jurisdictions of Organization and Qualifications
Schedule 3.1(b)	-	Capitalization
Schedule 3.7	-	Use of Proceeds
Schedule 3.8	-	Brokers
Schedule 3.10	-	Intellectual Property
Schedule 3.11	-	Investigations and Audits
Schedule 3.12	-	Employee Matters
Schedule 3.13	-	Litigation
Schedule 3.14	-	Real Estate
Schedule 3.15	-	Environmental Matters
Schedule 3.16	-	ERISA
Schedule 3.17	-	Deposit and Disbursement Accounts
Schedule 3.18	-	Agreements and Other Documents
Schedule 3.19	-	Insurance
Schedule 5.1		Indebtedness
Schedule 5.2	-	Liens
Schedule 5.4	-	Contingent Obligations
Schedule 5.8	-	Affiliate Transactions
Schedule 5.9	-	Business Description

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT is dated as of July 16, 2007 and entered into by and among Accuro Healthcare Solutions, Inc., a Delaware corporation (“Borrower”), the other Persons designated as “Credit Parties”, the financial institutions who are or hereafter become parties to this Agreement as Lenders, and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (in its individual capacity “GE Capital”), as the initial L/C Issuer and as Agent.

R E C I T A L S:

WHEREAS, Borrower, the other Credit Parties signatory thereto, Agent and the Lenders signatory thereto are parties to that certain Credit Agreement dated as of January 20, 2006 (as amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”); and

WHEREAS, Borrower desires that Lenders extend a revolving credit and term loan facility to Borrower to fund the Dividend, to provide working capital financing for Borrower and its Subsidiaries and to provide funds for capital expenditures, Permitted Acquisitions and other general corporate purposes of Borrower and its Subsidiaries; and

WHEREAS, Borrower has agreed to secure all of its Obligations (as hereinafter defined) under the Loan Documents (as hereinafter defined) by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal property and owned real property, if any; and

WHEREAS, Accuro L.L.C., a Texas limited liability company that owns all of the Stock of Borrower (“Holdings”) has agreed to guaranty all of the Obligations and to pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of Borrower and Holdings’ other Subsidiaries to secure the Obligations; and

WHEREAS, each of Holdings’ Domestic Subsidiaries (other than Borrower) has agreed to guaranty all of the Obligations of Borrower and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal property and owned real property, if any, to secure the Obligations; and

WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto, which is incorporated herein by reference.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Credit Parties, Lenders and Agent agree to amend and restate the Existing Credit Agreement to read in its entirety as set forth herein:

SECTION 1.

AMOUNTS AND TERMS OF LOANS

1.1 Loans. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Credit Parties contained herein:

(a) Term Loan. Each Term Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Closing Date, its Pro Rata Share of the aggregate amount of $100,000,000 (the “Term Loan”). Borrower shall repay the Term Loan through periodic payments on the dates and in the amounts indicated below (“Scheduled Installments”).

Date	Scheduled Installment
October 1, 2007	$250,000
January 1, 2008	$250,000
April 1, 2008	$250,000
July 1, 2008	$250,000
October 1, 2008	$250,000
January 1, 2009	$250,000
April 1, 2009	$250,000
July 1, 2009	$250,000
October 1, 2009	$250,000
January 1, 2010	$250,000
April 1, 2010	$250,000
July 1, 2010	$250,000
October 1, 2010	$250,000
January 1, 2011	$250,000
April 1, 2011	$250,000
July 1, 2011	$250,000
October 1, 2011	$250,000
January 1, 2012	$250,000
April 1, 2012	$250,000
July 1, 2012	$250,000
October 1, 2012	$250,000
January 1, 2013	$250,000
April 1, 2013	$250,000
July 1, 2013	$250,000
July 16, 2013	$94,000,000

The final installment shall in all events equal the entire remaining principal balance of the Term Loan. Notwithstanding the foregoing, the outstanding principal balance of the Term Loan shall be due and payable in full on the Commitment Termination Date. Amounts borrowed under this Section 1.1(a) and repaid may not be reborrowed.

At the request of the applicable Lender, such Lender’s Pro Rata Share of the Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit 1.1(a) (as amended, modified, extended, substituted or replaced from time to time, each a “Term Note” and, collectively, the “Term Notes”), and, except as provided in Section 1.7, Borrower shall execute and deliver each Term Note to the applicable Term Lender. Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender’s Pro Rata Share of the Term Loan, together with interest thereon.

(b) Revolving Loans. Each Revolving Lender agrees, severally and not jointly, to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) requested by Borrower hereunder. The Pro Rata Share of the Revolving Loan of any Revolving Lender (including, without duplication, Swing Line Loans) shall not at any time exceed its separate Revolving Loan Commitment. Revolving Credit Advances may be repaid and reborrowed; provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability. The Revolving Loans shall be repaid in full on the Commitment Termination Date. If requested by a Revolving Lender, Borrower shall execute and deliver to such Revolving Lender a note to evidence the Revolving Loan Commitment of that Revolving Lender. Each such note shall be in the maximum principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b)(1) (as amended, modified, extended, substituted or replaced from time to time, each a “Revolving Note” and, collectively, the “Revolving Notes”). For funding requests for Revolving Credit Advances to be funded as Index Rate Loans of $5,000,000 or less, written notice must be provided by 1:00 p.m. (New York time) on the Business Day on which the Revolving Credit Advance is to be made; for funding requests for Revolving Credit Advances to be funded as Index Rate Loans of more than $5,000,000, written notice must be provided by 1:00 p.m. (New York time) on the Business Day before which the Revolving Credit Advance is to be made. All Revolving Credit Advances to be funded as LIBOR Loans require three (3) Business Days prior written notice. Written notices for all funding requests shall be in the form attached as Exhibit 1.1(b)(2) (“Notice of Revolving Credit Advance”).

(c) Swing Line Facility.

(i) Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of Revolving Credit Advance. Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”) in accordance with any such notice. The provisions of this Section 1.1(c) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(b); provided that if the Swing Line Lender makes a Swing Line Advance pursuant to any such notice, such Swing Line Advance shall be in lieu of any Revolving Credit Advance that otherwise may be made by Revolving Lenders pursuant to such notice. The aggregate amount of Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) Borrowing Availability (“Swing Line Availability”). Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(c). Each Swing Line Advance shall be made pursuant to a Notice of Revolving Credit Advance which requests a Swing Line Advance and is delivered by Borrower to Agent in accordance with Section 1.1(b).

Unless the Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Revolving Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(c)(iii) or purchase participating interests in accordance with Section 1.1(c)(iv). Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan. Unless refunded as a Revolving Loan as provided in Section 1.1(c)(iii) below, Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan within five (5) Business Days after demand therefor by Agent. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(ii) Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(c) (as amended, modified, extended, substituted or replaced from time to time, the “Swing Line Note”). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.2.

(iii) The Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once each week, shall on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender (including the Swing Line Lender) to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given. Unless any of the events described in Sections 7.1(f) and 7.1(g) has occurred and is continuing (in which event the procedures of Section 1.1(c)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, as a Revolving Credit Advance, its Pro Rata Share of the Swing Line Loan on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given. The proceeds of those Revolving Credit Advances shall be immediately paid by Agent to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv) If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(c)(iii), one of the events described in Sections 7.1(f) or 7.1(g) has occurred and is continuing, then, subject to the provisions of Section 1.1(c)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share (determined with respect to Revolving Loans) of such Swing Line Loan. Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v) Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(c)(iii) and to purchase participation interests in accordance with Section 1.1(c)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Swing Line Lender shall be entitled to recover, on demand, from each Revolving Lender the amounts required pursuant to Sections 1.1.(c)(iii) or 1.1(c)(iv), as the case may be. If any Revolving Lender does not make available such amounts to Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(d) Letters of Credit. The Revolving Loan Commitment may, in addition to advances under the Revolving Loan, be utilized (subject to the limitations imposed by Section 1.1(b)), upon the request of Borrower, for the issuance of Letters of Credit. Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.

(i) Maximum Amount. The aggregate amount of Letter of Credit Obligations with respect to all Letters of Credit outstanding or unreimbursed at any time shall not exceed $2,500,000 (“L/C Sublimit”).

(ii) Reimbursement. Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind, to reimburse any L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such L/C Issuer, without duplication of fees otherwise paid by Borrower. Borrower hereby authorizes and directs Agent, at Agent’s option, to debit Borrower’s Loan Account (by increasing the outstanding principal balance of the Revolving Credit Advances or Swing Line Advances made to Borrower) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit, and a Notice of Revolving Credit Advance

requesting an Index Rate Loan in such amount shall be deemed to have been timely given on such date. All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not immediately repaid by Borrower with the proceeds of a Revolving Credit Advance, Swing Line Advance or otherwise shall bear interest payable on demand at the interest rate applicable to Revolving Credit Advances which are Index Rate Loans. Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this Section 1.1(d)(ii). In the event Agent elects not to debit Borrower’s account and Borrower fails to reimburse the L/C Issuer in full on the date of any payment in respect of a Letter of Credit, Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Revolving Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds. Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Revolving Lender’s Pro Rata Share of each payment made by the L/C Issuer in respect of a Letter of Credit and not reimbursed within one (1) Business Day by Borrower or satisfied through a debit of Borrower’s account. Each Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Section 2.2. If any Revolving Lender fails to make available to the L/C Issuer the amount of such Revolving Lender’s Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this Section 1.1(d)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Index Rate.

(iii) Request for Letters of Credit. Borrower shall give Agent at least three (3) Business Days prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby, and the expiry date (or extended expiry date) of the Letter of Credit. Each request by Borrower for the issuance of a Letter of Credit shall be in the form of Exhibit 1.1(d). If Agent informs Borrower that the L/C Issuer cannot issue the requested Letter of Credit directly, Borrower may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Borrower. The issuance of any Letter of Credit under this Agreement shall be subject to satisfaction of the conditions set forth in Section 2.2 and the conditions that the Letter of Credit (i) supports a transaction benefiting Borrower or its wholly-owned Subsidiaries and (ii) is in a form and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and, in the case of standby letters of credit, Agent. The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and the Master Standby Agreement, and an application for a Letter of Credit, if any, then required by the L/C Issuer completed in a manner reasonably satisfactory to such L/C Issuer. If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv) Expiration Dates of Letters of Credit. The expiration date of each Letter of Credit shall be on a date which is not later than the earlier of (a) one year from its date of issuance or (b) the tenth (10th ) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive one (1) year periods provided that upon not less than 30 days written notice to Borrower, the L/C Issuer has the right to terminate such Letter of Credit on each such annual expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the tenth (10th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date. The L/C Issuer may elect not to renew any such Letter of Credit and, upon direction by Agent or Requisite Revolving Lenders, shall not renew any such Letter of Credit at any time during the continuance of an Event of Default, provided that, in the case of a direction by Agent or Requisite Revolving Lenders, the L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the L/C Issuer and the L/C Issuer has had a reasonable period of time to act on such notice.

(v) Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(d)(v), constitute a legal or equitable discharge of Borrower’s obligations hereunder. Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrower that the absolute and unconditional obligation of Borrower to Agent and Lenders hereunder to reimburse payments made under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer. However, the foregoing shall not be construed to excuse an L/C Issuer from claims which Borrower may assert against the L/C Issuer subject to the terms of the Master Standby Agreement.

(vi) Obligations of L/C Issuers. Each L/C Issuer (other than GE Capital) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Agent with written notice specifying the amount and intended issuance date of such Letter of Credit and Agent has returned a written acknowledgment of such notice to L/C Issuer (such notices and acknowledgements to be given promptly). Each L/C Issuer (other than GE Capital) further agrees to provide to Agent: (a) a copy of each Letter of Credit issued by such L/C Issuer promptly after its issuance; (b) a weekly report summarizing available amounts under Letters of Credit issued by such L/C Issuer, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such week and the amount of any unreimbursed draws under such Letters of Credit; and (c) such additional information reasonably requested by Agent from time to time with respect to the Letters of Credit issued by such L/C Issuer.

(e) Funding Authorization. The proceeds of all Loans made pursuant to this Agreement subsequent to the Closing Date are to be funded by Agent by wire transfer to the account designated by Borrower below (the “Disbursement Account”):

Bank:	Chase Bank
ABA No.:	111000614
Bank Address:	1717 Main St. Dallas, Texas
Account No.:	686643891
Reference:	Accuro Healthcare Solutions, Inc Operating Account

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

1.2 Interest and Applicable Margins.

(a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders with respect to the various Loans made by each Lender (or in the case of the Swing Line Loan, for the benefit of the Swing Line Lender), in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances which are designated as Index Rate Loans (and for all other Obligations not otherwise set forth below), the Index Rate plus the Applicable Revolver Index Margin per annum or, with respect to the Revolving Credit Advances which are designated as LIBOR Loans, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum; (ii) with respect to such portion of the Term Loan designated as an Index Rate Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, with respect to such portion of the Term Loan designated as a LIBOR Loan, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum; and (iii) with respect to the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum.

As of the Closing Date, the Applicable Margins are as follows:

Applicable Revolver Index Margin	1.50%
Applicable Revolver LIBOR Margin	2.75%
Applicable Term Loan Index Margin	1.50%
Applicable Term Loan LIBOR Margin	2.75%

The Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin shall be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings’ and its Subsidiaries’ consolidated financial performance, commencing with the first day of the first calendar month that occurs more than one (1) day after delivery of Holdings’ quarterly Financial Statements to Lenders for the Fiscal Quarter ending March 31, 2008. Adjustments in the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin will be determined by reference to the following grids:

If Leverage Ratio is:	Level of Applicable Margins:
< 2.50:1.00	Level I
› 2.50:1.00, but < 3.00:1.00	Level II
› 3.00:1.00, but < 3.50:1.00	Level III
› 3.50:1.00, but < 5.00:1.00	Level IV
› 5.00:1.00	Level V

	Applicable Margins
	Level I	Level II	Level III	Level IV	Level V
Applicable Revolver Index Margin	0.50%	1.00%	1.25%	1.50%	2.00%
Applicable Revolver LIBOR Margin	1.75%	2.25%	2.50%	2.75%	3.25%

All adjustments in the Applicable Revolver Index Margin and the Applicable Revolver LIBOR Margin after March 31, 2008 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least one (1) day after the date of delivery to Lenders of the quarterly unaudited Financial Statements evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, such Applicable Margins. Failure to timely deliver such Financial Statements in accordance with Section 6.2 hereof shall, in addition to any other remedy provided for in this Agreement, result in an increase in such Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required. If any Default or an Event of Default has occurred and is continuing at the time any reduction in such Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which all Defaults or Events of Default are waived or cured.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees.

(d) So long as an Event of Default has occurred and is continuing under Section 7.1(a), (f) or (g) and without notice of any kind, or so long as any Event of Default has occurred and is continuing under Sections 5 or 6 upon the written request of Requisite Lenders confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit Fee shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (“Default Rate”), and the outstanding principal balance of the Loans shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default if no notice is required to be given or otherwise from the date such notice is given until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e) Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of the LIBOR Breakage Costs in accordance with Section 1.3(d) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued LIBOR Loan shall commence on the first day after the last day of the LIBOR Period of the LIBOR Loan to be continued. Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $200,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.

Borrower must make such election by notice to Agent in writing, by fax, overnight courier or e-mail (or by telephone, to be confirmed in writing on such day). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.2(e). So long as an Event of Default has occurred and is continuing under Section 7.1(a), (f) or (g), or so long as any Event of Default has occurred and is continuing under Sections 5 or 6 upon the written request of Requisite Lenders, no Loan shall be made, converted into or continued as a LIBOR Loan. No portion of the Term Loan may be made as or converted into a LIBOR Loan until the earlier of (i) 10 days after the Closing Date or (ii) completion of primary syndication as determined by Agent.

(f) Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(f) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

1.2A Swap Related Reimbursement Obligations.

(a) Borrower agrees to reimburse GE Capital in immediately available funds in the amount of any payment made by GE Capital under a Swap Related L/C (such reimbursement obligation, whether contingent upon payment by GE Capital under the Swap Related L/C or otherwise, being herein called a “Swap Related Reimbursement Obligation”). No Swap Related Reimbursement Obligation for any Swap Related L/C may exceed the amount of the payment obligations owed by Borrower under the interest rate protection or hedging agreement or transaction supported by the Swap Related L/C.

(b) A Swap Related Reimbursement Obligation shall be due and payable by Borrower within one (1) Business Day after the date on which the related payment is made by GE Capital under the Swap Related L/C.

(c) Any Swap Related Reimbursement Obligation shall, during the period in which it is unpaid, bear interest at the rate per annum equal to the LIBOR Rate plus one percent (1%), as if the unpaid amount of the Swap Related Reimbursement Obligation were a LIBOR Loan, and not at any otherwise applicable Default Rate. Such interest shall be payable upon demand. The following additional provisions apply to the calculation and charging of interest by reference to the LIBOR Rate:

(i) The LIBOR Rate shall be determined for each successive one-month LIBOR Period during which the Swap Related Reimbursement Obligation is unpaid, notwithstanding the occurrence of any Event of Default and even if the LIBOR Period were to extend beyond the Commitment Termination Date.

(ii) If a Swap Related Reimbursement Obligation is paid during a monthly period for which the LIBOR Rate is determined, interest shall be pro-rated and charged for the portion of the monthly period during which the Swap Related Reimbursement Obligation was unpaid. Section 1.3(d) shall not apply to any payment of a Swap Related Reimbursement Obligation during the monthly period.

(iii) Notwithstanding the last paragraph of the definition of “LIBOR Rate”, if the LIBOR Rate is no longer available from Telerate News Service, the LIBOR Rate shall be determined by GE Capital from such financial reporting service or other information available to GE Capital as in GE Capital’s reasonable discretion indicates GE Capital’s cost of funds.

(d) Except as provided in the foregoing provisions of this Section 1.2A, Section 1.3 and in Section 9, Borrower shall not be obligated to pay to GE Capital or any of its Affiliates any Letter of Credit Fee, or any other fees, charges or expenses, in respect of a Swap Related L/C or arranging for any interest rate protection or hedging agreement or transaction supported by the Swap Related L/C. GE Capital and its Affiliates shall look to the beneficiary of a Swap Related L/C for payment of any such letter of credit fees or other fees, charges or expenses and such beneficiary may factor such fees, charges, or expenses into the pricing of any interest rate protection or hedging arrangement or transaction supported by the Swap Related L/C.

(e) If any Swap Related L/C is revocable prior to its scheduled expiry date, GE Capital agrees not to revoke the Swap Related L/C unless the Commitment Termination Date or an Event of Default has occurred.

(f) GE Capital or any of its Affiliates shall be permitted to (i) provide confidential or other information furnished to it by any of the Credit Parties (including, without limitation, copies of any documents and information in or referred to in the Closing Checklist, Financial Statements and Compliance and Pricing Certificate) to a beneficiary or potential beneficiary of a Swap Related L/C and (ii) receive confidential or other information from the beneficiary or potential beneficiary relating to any agreement or transaction supported or to be supported by the Swap Related L/C. However, no confidential information shall be provided to any Person under this paragraph unless the Person has agreed to comply with the covenant substantially as contained in Section 9.13 of this Agreement.

1.3 Fees.

(a) Fee Letter. Borrower shall pay to GE Capital, individually, the Fees specified in that certain fee letter dated as of June 8, 2007 among Borrower and GE Capital (as in effect on the date hereof and as may be amended, restated, supplemented or otherwise modified from time to time, the “GE Capital Fee Letter”), at the times specified for payment therein.

(b) Unused Line Fee. As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for Borrower’s non-use of available funds in an amount equal to three eighths of one percent (0.375%) per annum multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan (including, without duplication, Swing Line Loans) outstanding during the period for which such Fee is due.

(c) Letter of Credit Fee. Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder, all reasonable costs and expenses, without duplication of fees otherwise paid by Borrower, incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the Applicable Revolver LIBOR Margin from time to time in effect. Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first Business Day of each quarter and on the Commitment Termination Date. In addition, Borrower shall pay to any L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d) LIBOR Breakage Costs. Upon (i) any failure by Borrower to make any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, LIBOR Breakage Costs, if applicable.

(e) Expenses and Attorneys’ Fees. Borrower agrees to pay all reasonable, out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Agent in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers. Borrower agrees to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors) incurred by Agent in connection with any amendment, waiver, consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party. In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party, Borrower agrees to promptly pay all reasonable fees, charges, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lenders. All fees, charges, costs and expenses for which Borrower is responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable in accordance with the final sentence of Section 1.4 and secured by the Collateral.

1.4 Payments. All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to the account identified below or such other place as Agent may from time to time designate in writing.

ABA No. 021-001-033

Account Number 50271079

Deutsche Bank Trust Company Americas

New York, New York

ACCOUNT NAME: HH Cash Flow

Reference: Accuro Healthcare Solutions, Inc. HFS2537

Borrower shall receive credit on the day of receipt for funds received by Agent by 2:00 p.m. (New York time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

Borrower hereby authorizes Lenders to make Revolving Credit Advances or Swing Line Advances for the payment of (a) interest and Fees in the event not paid by Borrower within five (5) Business Days after the due date thereof and (b) for expenses in the event not reimbursed by Borrower within twenty (20) days after notice thereof to Borrower; provided that if this authorization results in an Advance being utilized to make such payment, any Default or Event of Default arising from Borrower’s failure to make such payment on a timely basis shall be cured thereby.

1.5 Prepayments.

(a) Voluntary Prepayments of Loans. At any time, Borrower may prepay the Loans, in whole or in part, without premium or penalty subject to the payment of LIBOR Breakage Costs, if applicable. Prepayments of Term Loans shall be applied in accordance with Section 1.5(f).

(b) Excess Revolving Credit Advances. If at any time the outstanding balances of the Revolving Loan and the Swing Line Loan exceed the Maximum Amount, Borrower shall repay within one (1) Business Day after demand therefor the aggregate outstanding Revolving Credit Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Revolving Credit Advances, Borrower shall provide cash collateral for the Letter of Credit Obligations in the manner set forth in Section 1.5(g) to the extent required to eliminate such excess.

(c) Prepayments from Asset Dispositions. Immediately upon receipt of any Net Proceeds in excess of $1,000,000 in the aggregate during any Fiscal Year, Borrower shall prepay the Loans in an amount equal to such Net Proceeds, except that Borrower or its Subsidiaries may reinvest all Net Proceeds of any such Asset Disposition, within one hundred eighty (180) days, in fixed assets. If Borrower does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested the Net Proceeds of any such Asset Disposition, Borrower shall prepay the Loans in an amount equal to such remaining Net Proceeds in accordance with Section 1.5(f).

(d) Prepayments from Incurrence of Indebtedness. Immediately upon the receipt by Holdings, Borrower or any of its Subsidiaries of the proceeds of the incurrence of any Indebtedness (other than Indebtedness permitted under Section 5.1 hereof or Indebtedness funded by Sponsor or any of its Affiliates), Borrower shall prepay the Loans in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable out-of-pocket costs associated therewith. The payments shall be applied in accordance with Section 1.5(f).

(e) Prepayments from Excess Cash Flow. Within one hundred twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ended December 31, 2008, Borrower shall prepay the Loans in an amount equal to (i) fifty percent (50%) of the Excess Cash Flow for such Fiscal Year so long as Leverage Ratio is greater than 3:00 to 1:00 as of the last day of such Fiscal Year or (ii) zero percent (0%) of the Excess Cash Flow for such Fiscal Year so long as Leverage Ratio is less than, or equal to, 3:00 to 1:00 as of the last day of such Fiscal Year. The calculation shall be based on the audited Financial Statements for Holdings and its Subsidiaries. Any prepayments from Excess Cash Flow paid pursuant to this Section 1.5(e) shall be applied in accordance with Section 1.5(f).

(f) Application of Proceeds. With respect to any prepayments made by Borrower pursuant to Section 1.5(e) and any payments of Term Loans pursuant to Section 1.5(a), such prepayments shall be applied as follows: first, in payment of the Term Loan pro rata against all remaining Scheduled Installments until such Term Loan shall have been prepaid in full; second, to reduce the outstanding principal balance of the Swing Line Loan outstanding to Borrower until the same has been repaid in full; third, to the Revolving Credit Advances constituting Index Rate Loans outstanding until the same has been repaid in full but not as a permanent reduction of the Revolving Loan Commitment; and fourth, to the Revolving Credit Advances constituting LIBOR Loans outstanding to Borrower until the same have been repaid in full but not as a permanent reduction of the Revolving Loan Commitment. With respect to any prepayments made by Borrower pursuant to Sections 1.5(c) and Section 1.5(d) , such prepayments shall be applied as follows: first, to reduce the outstanding principal balance of the Swing Line Loan outstanding to Borrower until the same has been repaid in full; second, to the Revolving Credit Advances constituting Index Rate Loans outstanding to Borrower until the same has been repaid in full but not as a permanent reduction of the Revolving Loan Commitment; third, to the Revolving Credit Advances constituting LIBOR Loans outstanding to Borrower until the same have been repaid in full but not as a permanent reduction of the Revolving Loan Commitment; and fourth, in payment of the Term Loan pro rata against all remaining Scheduled Installments until such Term Loan shall have been prepaid in full. Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner which minimizes any resulting LIBOR Breakage Costs.

(g) Letter of Credit Obligations. In the event any Letters of Credit are outstanding at the time that the Revolving Loan Commitment is terminated, Borrower shall deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any Fees and expenses related thereto.

1.6 Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon the Commitment Termination Date. Until the Termination Date, Agent shall be entitled to retain the Liens on the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws. Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitments, all of the Obligations (other than contingent indemnification obligations as to which no claim has been asserted) shall be due and payable.

1.7 Loan Accounts. Agent shall maintain a loan account (the “Loan Account”) on its books to record: the name and federal employer identification number of each Lender, all Advances and the Term Loan, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect (other than to the extent of such error) Borrower’s duty to pay the Obligations. Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after receipt thereof, each and every such accounting shall, absent manifest error, be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.8 Yield Protection.

(a) Capital Adequacy and Other Adjustments. In the event that any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction; provided that the respective Lender shall not be entitled to receive additional payments pursuant to this Section 1.8(a) for periods occurring prior to the 180th day before the receipt of such notice and demand, provided that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referenced to above shall be extended to include the period of retroactive effect thereof, and provided further, that such Lender shall not be entitled to any such additional amounts unless such Lender is imposing similar types of assessments on other similarly situated borrowers. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall be presumptive evidence of the matters set forth therein.

(b) Increased LIBOR Funding Costs; Illegality. Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation thereof) after the date hereof shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such

LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full each such outstanding LIBOR Loans owing to such Lender, together with interest accrued thereon but without LIBOR Breakage Costs, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans. If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR) and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Letter of Credit or making or continuing any LIBOR Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from Agent (together with the certificate referred to in the next sentence) pay to Agent for the account of all such affected Lenders additional amounts sufficient to compensate such Lenders for such increased cost; provided that Borrower shall not be liable to pay for any such amounts incurred or accrued more than one hundred eighty (180) days prior to the date on which notice of the event giving rise to the obligation to make such payment is given to Borrower, provided that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180-day period referenced to above shall be extended to include the period of retroactive effect thereof, and provided further, that such Lender shall not be entitled to any such additional amounts unless such Lender is imposing similar types of assessments on other similarly situated borrowers. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall be presumptive evidence of the matters set forth therein.

1.9 Taxes.

(a) No Deductions; Other Taxes. Any and all payments or reimbursements made hereunder or under any other Loan Documents shall be made free and clear of and without deduction for any and all Charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority (“Taxes”), excluding (a) such Taxes to the extent imposed on or measured by Agent’s or a Lender’s net income (and franchise taxes, branch profits taxes, taxes on doing business or other taxes imposed in lieu thereof) as a result of a connection between such Agent or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection that would not have arisen but for such Agent or Lender having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any United States federal withholding tax that is imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) to comply with Section 1.9(c), except to the extent that such

Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 1.9(a) (collectively, “Excluded Taxes,” and all such non-Excluded Taxes being referred to herein as “Non-Excluded Taxes”). If Borrower shall be required by law to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this Section 1.9), such Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made. If any amounts are payable in respect of Non-Excluded Taxes or Other Taxes pursuant to the preceding sentence, Borrower agrees to reimburse each Lender or Agent, upon the written request of such Lender or Agent and reasonable documentation of such amounts, for any net additional taxes imposed on or measured by the net income of such Lender or Agent as such Lender or Agent shall determine are payable in respect of such amounts so paid to or on behalf of such Lender or Agent pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender or Agent pursuant to this sentence. All required deductions shall be withheld and timely paid over to the relevant Governmental Authority in accordance with applicable law. In addition, Borrower agrees to timely pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(b) Changes in Tax Laws. In the event that, after the date hereof (or in the case of an assignee or participant, the date of the relevant assignment or sale of a participation), (1) any changes in any existing law, regulation, treaty or directive or in the administration, interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any administration, interpretation or application thereof, or (3) compliance with any request, guideline or directive (whether or not having the force of law) from any Governmental Authority:

(i) does or shall subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement, or any other Loan Documents or any Loans made or Letters of Credit issued hereunder, or change the basis of taxation of payments to Agent or such Lender in respect thereof (except for the imposition of, or any change in the rate of, any Excluded Tax); or

(ii) does or shall impose on Agent or any Lender any other condition, cost or expense in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing or maintaining any Letter of Credit or making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder or under any other Loan Document, then, in any such case, Borrower shall promptly pay to Agent or such Lender, upon its demand with reasonable documentation thereof, any additional amounts necessary to compensate Agent or such Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as reasonably determined by Agent or such Lender; provided that Agent or such Lender shall not be entitled to any such amounts to the extent that the event giving rise to such additional cost or reduced amount receivable occurred more than 180 days prior to the date such notice and demand is given to the Borrower; provided, however, that if the event giving rise to such additional cost or reduced amount receivable has a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. If Agent or such Lender becomes aware that it is entitled to claim any additional amounts pursuant to this Section 1.9(b), it shall promptly notify Borrower of the event by reason of which Agent or such Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or such Lender to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due. Borrower shall pay Agent or such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) days after the receipt thereof.

(c) Foreign Lenders. Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each such Person or Lender that is not in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a “Foreign Lender”) shall provide to Borrower and Agent, if it is legally entitled to, a properly completed and executed IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS, certifying as to such Foreign Lender’s entitlement to an exemption from, or reduction in, United States withholding tax with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”).

(d) Indemnification. Borrower will indemnify each Lender and Agent for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.9) paid by such Lender or Agent, as the case may be, and any liability (including penalties, interest and expenses including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payments or liabilities submitted by Lender or Agent to Borrower (with a copy to Agent if applicable) shall be presumptive evidence of the amount due. Borrower shall pay Agent or such Lender, as the case may be, the amount shown as due on any such certificate within fifteen (15) day s after the receipt thereof.

(e) Evidence of Payments. As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

1.10 Increased Revolving Loan Commitment or Term Loan Commitment.

(a) Subject to the terms and conditions set forth herein, so long as no Default or Event of Default shall have occurred and then be continuing, at any time during the term of this Agreement and on one or more occasions, Borrower may propose to increase the Revolving Loan Commitment and/or the Term Loan Commitment by $5,000,000 or an integral multiple thereof, but in an amount not to exceed $50,000,000 in the aggregate for all such increases of the Revolving Loan Commitment and the Term Loan Commitment, in accordance with and pursuant to this Section 1.10; provided that (i) after giving effect to any Additional Commitments (as defined below), Borrower will be in pro forma compliance with the financial covenants set forth in Section 6 and (ii) the maturity date of the Revolving Loans and Term Loan extended pursuant to any such Additional Commitments shall be no earlier than the Commitment Termination Date.

(b) Such proposal (an “Increased Commitment Proposal”) may be delivered by Borrower to Agent and Lenders and, subject to paragraph (c) below, to Qualified Assignees approved by Borrower, in each case, with the prior written consent of Agent, and shall set forth the amount of proposed increase of the Revolving Loan Commitment and/or Term Loan Commitment (the “Additional Commitments”).

(c) The Increased Commitment Proposal shall be offered on a first priority basis to Lenders, who may accept, but are not obligated to accept, based on their respective Pro Rata Shares of the Revolving Loan Commitment and/or the Term Loan Commitment, as applicable. If the total amount of the Additional Commitments is not accepted by Lenders based on their respective Pro Rata Shares, then Lenders may accept, but are not obligated to accept, the remaining portions of the Additional Commitments on a non-pro rata basis. To the extent that Lenders do not accept any portion of the Additional Commitments, the Increased Commitment Proposal may be offered to Qualified Assignees. Agent shall have discretion to adjust the allocation of the Additional Commitments between and among Lenders that accept the Increased Commitment Proposal and Qualified Assignees that accept the Increased Commitment Proposal.

(d) The Credit Parties, the Lenders accepting such Increased Commitment Proposal and the Qualified Assignees accepting such Increased Commitment Proposal shall have entered into an agreement (an “Increased Commitment Agreement”) in form and substance reasonably satisfactory to Agent pursuant to which, among other things, (1) Lenders and Qualified Assignees party thereto shall have accepted the Increased Commitment Proposal, (2) the Applicable Margins for the Additional Commitments are set forth, (3) the Qualified Assignees shall have agreed to be bound by this Agreement and shall have made the representations and warranties required of an assignee of Loans or Commitments under Section 8.1, (4) the terms of the Increased Commitment Proposal and the terms required by this Section 1.10 shall have been incorporated into this Agreement (which incorporation shall constitute an amendment of this Agreement and shall not require the consent of Requisite Lenders (so long as such Increased Commitment Agreement is limited to implementing the Increased Commitment Proposal and provisions reasonably related thereto as reasonably determined by Agent), (5) the Credit Parties shall have consented to the terms of the Increased

Commitment Agreement, and (6) Borrower shall have issued to each Lender that requests the same (i) a new Revolving Note in an amount equal to the Revolving Loan Commitment of such Lender (after giving effect to the increase of such Lender’s Revolving Loan Commitment) and/or a new Term Note in an amount equal to the Term Loan Commitment of such Lender (after giving effect to the increase of such Lender’s Term Loan Commitment).

(e) On the effective date of any increase in the Revolving Loan Commitment under this Section 1.10, (i) (x) all necessary Revolving Credit Advances shall be made under the Additional Commitment and (y) a portion of those increased fundings shall be applied to the Revolving Loan held by Revolving Lenders whose percentage share of the outstanding Revolving Loan exceeds their respective Pro Rata Shares of the Revolving Loan Commitment (after giving effect to such increase in the Revolving Loan Commitment), in each case, so that the percentage share of the outstanding Revolving Loan held by each Revolving Lender equals its Pro Rata Share of the Revolving Loan Commitment, and (ii) the percentage interest of each Revolving Lender in each participation in each undrawn Letter of Credit (whether then outstanding or thereafter issued) shall equal its percentage interest in the Revolving Loan Commitment (after giving effect to such increase in the Revolving Loan Commitment). From and after that date, each Revolving Credit Advance shall be made in accordance with the Revolving Loan Commitments after giving effect to such increase in the Revolving Loan Commitment, and each repayment of a Revolving Credit Advance shall be applied in accordance with the Revolving Loan Commitments after giving effect to such increase in the Revolving Loan Commitments.

(f) All Revolving Credit Advances made pursuant to the Additional Commitment shall constitute Revolving Loan Advances and the additional Term Loan made pursuant to the Additional Commitment shall constitute part of the Term Loan and, in each case, shall constitute Obligations, shall be secured pari passu by the Collateral and shall be repaid.

SECTION 2.

CONDITIONS TO LOANS

The obligations of Lenders and L/C Issuers to make Loans and to issue or cause to be issued Letters of Credit are subject to satisfaction of all of the applicable conditions set forth below.

2.1 Conditions to Initial Loans. The obligations of Lenders and L/C Issuers to make the initial Loans and to issue or cause to be issued Letters of Credit on the Closing Date are, in addition to the conditions precedent specified in Section 2.2, subject to

(a) Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in the GE Capital Fee Letter and Section 1.3, and shall have reimbursed Agent for all reasonable fees, costs and expenses incurred and invoiced on or prior to the Closing Date;

(b) Agent shall have received a certificate of a Responsible Officer of Credit Parties in form and substance reasonably satisfactory to Agent (i) confirming that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities (all of which consents and approvals shall be in full force and effect), to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) affirming that no such consents or approvals are required;

(c) Agent shall have received a certificate by the chief financial officer, in form and substance reasonably satisfactory to Agent, certifying that both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the Dividend and the consummation of the other Related Transactions, and (d) the payment and accrual of all transaction costs in connection with the foregoing, Borrower is and will be Solvent;

(d) after giving effect to the Related Transactions and the initial Loans to be made on the Closing Date, Borrower’s aggregate Funded Debt shall not exceed $100,000,000, exclusive of Capital Lease Obligations and purchase money Indebtedness;

(e) the Leverage Ratio of Holdings, determined on a pro forma basis after giving effect to the Loans and the Related Transactions, shall not exceed 4.90:1.00 (based on EBITDA of Borrower and its Subsidiaries (with adjustments acceptable to Agent) for the preceding three months on an annualized basis ending on May 31, 2007); and

(f) Borrower shall deliver all documents listed on, take all actions set forth on and satisfy all other conditions precedent listed in the Closing Checklist attached hereto as Annex C, all in form and substance, or in a manner, satisfactory to Agent and Lenders.

2.2 Conditions to All Loans. Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof (the “Funding Date”):

(a) any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date, and Agent or Requisite Revolving Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b) any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent or Requisite Revolving Lenders shall have determined not to make any Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(c) after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), the outstanding amount of the Revolving Loan would exceed remaining Borrowing Availability based on the Leverage Ratio calculated as of the last day of the most recently ended Fiscal Quarter for which financial statements are available.

The request and acceptance by Borrower of the proceeds of any Advance, the incurrence of any Letter of Credit Obligations or the conversion or continuation of any Loan into, or as, a LIBOR Loan shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by Borrower of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into the Loan Documents, to make Loans and to issue or cause to be issued Letters of Credit, Borrower and the other Credit Parties executing this Agreement, jointly and severally, represent, warrant and covenant to Agent and each Lender that the following statements are and, after giving effect to the Related Transactions will (with respect to Sections 3.1 through 3.9) remain true, correct and complete until the Termination Date with respect to all Credit Parties.

3.1 Organization, Powers, Capitalization and Good Standing.

(a) Organization and Powers. Each of the Credit Parties and each of their Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. The jurisdiction of organization and all jurisdictions in which each Credit Party is qualified to do business as of the Closing Date are set forth on Schedule 3.1(a). Each of the Credit Parties and each of their Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted, to enter into each Loan Document and Related Transactions Document to which it is a party and to incur the Obligations, grant liens and security interests in the Collateral and carry out the Related Transactions.

(b) Capitalization. As of the Closing Date: (i) the authorized Stock of each of the Credit Parties and each of their Subsidiaries is as set forth on Schedule 3.1(b); (ii) all issued and outstanding Stock of each of the Credit Parties and each of their Subsidiaries is duly authorized and validly issued, fully paid, nonassessable (as applicable), free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such Stock was issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities; (iii) the identity of the holders of the Stock of each of the Credit Parties and the percentage of their fully-diluted ownership of the Stock of each of the Credit Parties is set forth on Schedule 3.1(b); and (iv) no Stock of any Credit Party or any of their Subsidiaries, other than those described above, are issued and outstanding. Except as provided in Schedule 3.1(b), as of the Closing Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party or any of their Subsidiaries of any Stock of any such entity.

(c) Binding Obligation. This Agreement is, and the other Loan Documents when executed and delivered will be, the legally valid and binding obligations of the Credit Parties, each enforceable against each Credit Party, as applicable, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting, creditors’ rights generally and the effects of general principles of equity.

3.2 Disclosure. No representation or warranty of any Credit Party contained in this Agreement, the Financial Statements referred to in Section 3.5 (other than Projections, as to which the only representation and warranty made is as set forth in Section 3.5 hereof), the other Loan Documents or any other document, certificate or written statement furnished to Agent or any Lender by or on behalf of any such Person for use in connection with the Loan Documents contains any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in any material respect in light of the circumstances in which the same were made.

3.3 No Material Adverse Effect. Since December 31, 2006 there have been no events or changes in facts or circumstances affecting Borrower on a consolidated basis which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

3.4 No Conflict. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of any Credit Party or any of its Subsidiaries, except if such violations, conflicts, breaches or defaults have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.5 Financial Statements and Projections. All Financial Statements concerning Holdings and its Subsidiaries which have been or will hereafter be furnished to Agent pursuant to this Agreement, including those listed below, have been or will be prepared in accordance with GAAP consistently applied and do or will present fairly in all material respects the financial condition of the entities covered thereby as at the dates thereof and the results of their operations for the periods then ended, subject to, in the case of unaudited Financial Statements, the absence of footnotes and normal year-end adjustments.

(a) The consolidated balance sheets at December 31, 2006 and the related statement of income of Holdings and its Subsidiaries, for the Fiscal Year then ended, audited by PriceWaterhouseCoopers.

(b) The consolidated balance sheet at May 31, 2007 and the related statement of income of Holdings and its Subsidiaries for the five (5) months then ended.

(c) The Projections delivered on or prior to the Closing Date and the updated Projections delivered pursuant to Section 6.2(h) represent and will represent as of the date thereof the good faith estimate of Borrower and its senior management concerning the anticipated course of its business. The Projections are and shall be based upon estimates and assumptions stated therein, all of which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect or, after the Closing Date, will reflect Borrower’s good faith and reasonable estimates of the future financial performance of Borrower and its Subsidiaries and of the other information projected therein for the period set forth therein (it being understood that all such Projections will be subject to uncertainties and contingencies and that no representation is given that any particular projection will be realized).

3.6 Solvency. Borrower is, and the Credit Parties taken as a whole are, Solvent.

3.7 Use of Proceeds; Margin Regulations.

(a) No part of the proceeds of any Loan will be used for “buying” or “carrying” “margin stock” within the respective meanings of such terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any other purpose that violates the provisions of the regulations of the Board of Governors of the Federal Reserve System. If requested by Agent, each Credit Party will furnish to Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form 0-1, as applicable, referred to in Regulation U.

(b) Borrower shall utilize the proceeds of the Loans solely for funding the Dividend (and to pay any related transaction expenses), and for the financing of Borrower’s ordinary working capital, Capital Expenditures, Permitted Acquisitions and general corporate needs. Schedule 3.7 contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred for particular uses.

(c) None of Holdings, Borrower or any of its Subsidiaries is subject to regulation as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

3.8 Brokers. Except as set forth in Schedule 3.8, no broker or finder acting on behalf of any Credit Party or Affiliate thereof brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.9 Compliance with Laws. Each Credit Party represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct

Terrorism Act of 2001, Public Law 107-56 and the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. Sections 1320d-1320d-8), the regulations promulgated pursuant thereto (45 C.F.R. Part 160, Part 162 and Part 164, Subparts A, C and E), and comparable state laws and regulations) and the material obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which in each of the foregoing cases would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above other than any failure to maintain which would not reasonably be expected to have a Material Adverse Effect.

3.10 Intellectual Property. As of the Closing Date, each of the Credit Parties and its Subsidiaries owns, is licensed to use or otherwise has the right to use, all material Intellectual Property used in or necessary for the conduct of its business as currently conducted that is material to the financial condition, business or operations of such Credit Party and its Subsidiaries and all such Intellectual Property that is federally registered as of the Closing Date is identified on Schedule 3.10. As of the Closing Date, except as disclosed in Schedule 3.10, to their knowledge, the use of such Intellectual Property by the Credit Parties and their Subsidiaries and the conduct of their businesses does not, and has not been alleged by any Person to, infringe on the rights of any Person.

3.11 Investigations, Audits, Etc. As of the Closing Date, except as set forth on Schedule 3.11, no Credit Party or any of their Subsidiaries is the subject of an audit by the IRS or, to each Credit Party’s knowledge, any review by the IRS or any governmental investigation concerning the violation or possible violation of any law.

3.12 Employee Matters. As of the Closing Date, except as set forth on Schedule 3.12, (a) no Credit Party or Subsidiary of a Credit Party nor any of their respective employees is subject to any collective bargaining agreement, (b) no petition for certification or union election is pending with respect to the employees of any Credit Party or any of their Subsidiaries and no union or collective bargaining unit has sought such certification or recognition with respect to the employees of any Credit Party or any of their Subsidiaries, (c) there are no strikes, slowdowns, work stoppages or controversies pending or, to the best knowledge of any Credit Party after due inquiry, threatened between any Credit Party or any of their Subsidiaries and its respective employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect and (d) hours worked by and payment made to employees of each Credit Party and each of their Subsidiaries comply in all material respects with the Fair Labor Standards Act and each other federal, state, provincial, local or foreign law applicable to such matters. Except as set forth on Schedule 3.12, neither Borrower nor any of its Subsidiaries is party to a material employment contract.

3.13 Litigation; Adverse Facts. Except as set forth on Schedule 3.13, there are no judgments outstanding against any Credit Party or any of its Subsidiaries or affecting any property of any Credit Party or any of its Subsidiaries as of the Closing Date, nor is there any Litigation pending, or to the best knowledge of any Credit Party threatened, against any Credit Party or any of its Subsidiaries, in each case which would reasonably be expected to result in any Material Adverse Effect.

3.14 Ownership of Property; Liens. As of the Closing Date, the real estate (“Real Estate”) listed in Schedule 3.14 constitutes all of the real property leased, subleased, or used by any Credit Party or any of its Subsidiaries. As of the Closing Date, each of the Credit Parties and each of its Subsidiaries has no owned Real Estate, but has valid leasehold interests in all of its leased Real Estate, all as described on Schedule 3.14, and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent. Schedule 3.14 further describes any Real Estate with respect to which any Credit Party or any of its Subsidiaries is a lessor, sublessor or assignor as of the Closing Date. As of the Closing Date, each of the Credit Parties and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets subject to applicable Permitted Encumbrances. As of the Closing Date and after giving effect to the Related Transactions, none of the properties and assets of any Credit Party or any of its Subsidiaries are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to Borrower that are reasonably likely to result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances against the properties or assets of any Credit Party or any of its Subsidiaries. As of the Closing Date, no portion of any Credit Party’s or any of its Subsidiaries’ Real Estate necessary to operate the Borrower’s business in the ordinary course has suffered any material damage by fire or other material casualty loss that has not heretofore been repaired, restored or otherwise remedied as reasonably necessary to operate the Borrower’s business in the ordinary course. As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used by the Credit Parties for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.15 Environmental Matters.

(a) Except as set forth in Schedule 3.15, as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that could not reasonably be expected to materially adversely impact the value or marketability of such Real Estate and that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $500,000 in the aggregate; (ii) no Credit Party and no Subsidiary of a Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of their Real Estate where such Release could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (iii) the Credit Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance that could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $500,000 in the aggregate; (iv) the Credit Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits could not reasonably be expected to result in Environmental Liabilities of the Credit Parties or their Subsidiaries in excess of $500,000 in the aggregate, and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party and no Subsidiary of a Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party or Subsidiary which could reasonably be expected to be in excess of $500,000 in the aggregate, and no Credit Party or Subsidiary of a Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $500,000 in the aggregate or injunctive relief against, or that alleges criminal misconduct by any Credit Party or any Subsidiary of a Credit Party; (vii) no notice has been received by any Credit Party or any Subsidiary of a Credit Party identifying any of them as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any of the Credit Parties or their Subsidiaries being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case in possession of the Credit Parties relating to any of the Credit Parties or their Subsidiaries.

(b) Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or affairs of such Credit Party or its Subsidiaries , and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s or its Subsidiaries’ conduct with respect to the ownership, operation or management of any of their Real Estate or compliance with Environmental Laws or Environmental Permits.

3.16 ERISA.

(a) Schedule 3.16 lists all Title IV Plans and Multiemployer Plans. As of the Closing Date, copies of all such listed Plans have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401(a) of the IRC, and to the knowledge of the applicable Credit Party, nothing has occurred that would cause the loss of such qualification. Except as would not reasonably be expected to have a Material Adverse Effect, each Plan is in material compliance with the applicable provisions of ERISA and the IRC. Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Title IV Plan. No Credit Party has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b) As of the Closing Date, except as set forth in Schedule 3.16: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur that would subject any Credit Party to material liability or could result in a Lien; (iii) there are no pending, or to the knowledge of Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan that could result in material liability to a Credit Party; (iv) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, with any unsatisfied liability to any Credit Party that could reasonably be expected to be in excess of $1,000,000, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate that has or could reasonably be expected to result in a Material Adverse Effect.

3.17 Deposit and Disbursement Accounts. Schedule 3.17 lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.18 Agreements and Other Documents. As of the Closing Date, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Schedule 3.18: supply agreements and purchase agreements not terminable by such Credit Party within sixty (60) days following written notice issued by such Credit Party and involving transactions in excess of $2,000,000 per annum (other than purchase orders entered into in the ordinary course of business); leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $1,000,000 per annum (other than purchase orders entered into in the ordinary course of business); licenses and permits held by the Credit Parties, the absence of which would reasonably be expected to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto which will remain outstanding after the Closing Date; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party in an amount in excess of $700,000 with respect to each such issuance.

3.19 Insurance. Each Credit Party represents and warrants that it and each of its Subsidiaries currently maintains in good repair, working order and condition (normal wear and tear excepted) all material properties. Schedule 3.19 lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the key business terms of each such policy such as deductibles, coverage limits and term of policy.

3.20 Taxes and Tax Returns.

(a) As of the Closing Date, (i) all Tax Returns required to be filed by the Credit Parties have been timely and properly filed and (ii) all taxes that are due (other than taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been provided for in accordance with GAAP) have been paid, in each case except where the failure to file Tax Returns or pay Taxes would not reasonably be expected to have a Material Adverse Effect. No Governmental Authority has asserted any claim for taxes, or to any Credit Party’s knowledge, has threatened to assert any claim for taxes that would, if not paid by a Credit Party, have a Material Adverse Effect. All taxes required by law to be withheld or collected and remitted (including, without limitation, income tax, unemployment insurance and workmen’s compensation premiums) with respect to the Credit Parties have been withheld or collected and paid to the appropriate Governmental Authorities (or are properly being held for such payment), except for amounts the nonpayment of which would not be reasonably likely to have a Material Adverse Effect.

(b) None of the Credit Parties has been notified that either the IRS, or any other Governmental Authority, has raised or intends to raise, any adjustments with respect to Taxes of the Credit Parties, which adjustments would be reasonably likely to have a Material Adverse Effect.

SECTION 4.

AFFIRMATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

4.1 Compliance With Laws and Contractual Obligations. Each Credit Party will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable material laws, rules, regulations and orders of any Governmental Authority (including, without limitation, laws, rules, regulations and orders relating to taxes, health insurance, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters, employee health and safety), and comparable state laws and regulations) as now in effect and which may be imposed in the future in all jurisdictions in which any Credit Party or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the material obligations, covenants and conditions contained in all Contractual Obligations of such Credit Party or any of its Subsidiaries other than the noncompliance with which in each of the foregoing clauses (i) or (ii) would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by such Credit Party or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 4.1 shall not preclude any Credit Party or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP, subject to Section 5.2 and no Lien (other than a Permitted Encumbrance) in respect thereof has been filed.

4.2 Insurance. Each Credit Party will maintain or cause to be maintained, with insurers reasonably acceptable to Agent, public liability and property damage insurance with respect to its business and properties and the business and properties of its Subsidiaries against loss or damage of the kinds customarily carried or maintained by corporations of established reputation engaged in substantially similar businesses and in amounts reasonably acceptable to Agent and will deliver evidence thereof to Agent; provided that the Credit Parties shall have at least ten (10) Business Days to effect any changes in their insurance policies requested by Agent. Agent confirms that the insurance in effect on the Closing Date is reasonably acceptable to it. The Credit Parties shall maintain business interruption insurance reasonably acceptable to Agent providing coverage for a period of at least six (6) months. Each Credit Party shall, pursuant to endorsements and/or assignments in form and substance reasonably satisfactory to Agent, (i) cause Agent to be named as lender’s loss payee in the case of casualty insurance for the benefit of Agent and Lenders and (ii) cause Agent and each Lender to be named as additional insureds in the case of all liability insurance. So long as no Event of Default has occurred and is continuing, proceeds of business interruption insurance will be released to the Credit Parties. In the event any Credit Party fails to provide Agent with evidence of the insurance coverage required by this Agreement upon request therefor, Agent may purchase insurance at such Credit Party’s expense to protect Agent’s interests in the Collateral. This insurance may, but need not, protect such Credit Party’s interests. The coverage purchased by Agent may not pay any claim made by such Credit Party or any claim that is made against such Credit Party in connection with the Collateral. Such Credit Party may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Credit Party has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, such Credit Party will be responsible for the costs of that insurance, including interest and other Charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Credit Party is able to obtain on its own.

4.3 Inspection; Lender Meeting. Upon three (3) days’ prior written notice by Agent to the Credit Parties and the Lenders, each Credit Party shall permit any authorized representatives of Agent to visit, audit and inspect any of the properties of such Credit Party and its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and business with its and their officers and certified public accountants, at such reasonable times during normal business hours and as often as may be reasonably requested (collectively a “Field Review”); provided, that, upon the occurrence and continuance of an Event of Default, Agent shall not be required to provide any notice to the Credit Parties prior to the performance of a Field Review; provided further, that, so long as no Event of Default has occurred and is continuing, Agent shall be limited to one (1) Field Review during any calendar year. Representatives of each Lender will be permitted to accompany representatives of Agent during each Field Review at such Lender’s expense. In addition to the foregoing, each Credit Party will participate and will cause key management personnel of each Credit Party and its Subsidiaries to participate in a meeting with Agent and Lenders at least once during each year, which meeting shall be held at such time and such place as may be reasonably requested by Agent.

4.4 Organizational Existence. Except as otherwise permitted by Section 5.6, each Credit Party will and will cause its material Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

4.5 Environmental Matters. Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that would not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of owned Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate, except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (c) notify Agent promptly after such Credit Party or any Person within its control becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities to a Credit Party or its Subsidiaries in excess of $500,000; and (d) promptly forward to Agent a copy of any order, notice of actual or alleged violation or liability, request for information or any communication or report received by such Credit Party or any Person within its control in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.

4.6 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases. Each Credit Party shall use reasonable efforts to obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any principal place of business of such Credit Party or any other location where books and records of such Credit Party relating to Accounts and customer contracts are stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent.

4.7 Further Assurances.

(a) Each Credit Party shall, from time to time, execute such guaranties, financing statements, documents, security agreements and reports as Agent or Requisite Lenders at any time may reasonably request to evidence, perfect or otherwise implement the guaranties and security for repayment of the Obligations contemplated by the Loan Documents.

(b) In the event any Credit Party acquires any fee ownership interest in real property after the Closing Date for a purchase price in excess of $1,000,000 in the aggregate for all such acquisitions during the term of this Agreement, such Credit Party shall deliver to Agent a fully executed mortgage or deed of trust over such real property in form and substance satisfactory to Agent, together with such title insurance policies, surveys, appraisals, evidence of insurance, legal opinions, environmental assessments and other documents and certificates as shall be reasonably required by Agent.

(c) Each Credit Party shall (i) cause each Person, upon its becoming a Domestic Subsidiary of such Credit Party (provided that this shall not be construed to constitute consent by any of the Lenders to any transaction not expressly permitted by the terms of this Agreement), promptly to guaranty the Obligations and to grant to Agent, for the benefit of Agent and Lenders, a security interest in the personal and fee-owned real property of such Domestic Subsidiary to secure the Obligations and (ii) pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, all of the Stock of such Domestic Subsidiary to secure the Obligations. Each Credit Party shall pledge, or cause to be pledged, to Agent, for the benefit of Agent and Lenders, 66% of the outstanding voting Stock and 100% of the outstanding nonvoting Stock of any person upon its becoming a first tier Foreign Subsidiary of any Credit Party. The documentation for such guaranty, security and pledge shall be substantially similar to the Loan Documents executed concurrently herewith with such modifications as are reasonably requested by Agent.

4.8 Payment of Taxes. Each Credit Party shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that such Credit Party shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings and for which the affected Credit Party shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP.

4.9 Cash Management Systems. Borrower shall, and shall cause each other Credit Party to, enter into Control Agreements with respect to each deposit account maintained by Borrower or any Subsidiary of Borrower (other than payroll, employee benefits and other similar trust accounts) as of or after the Closing Date; provided, that Control Agreements shall not be required for any deposit accounts that are closed by the Credit Parties not later than within ninety (90) calendar days after the Closing Date or accounts in which the Credit Parties maintain an aggregate balance of less than $100,000 at all times; provided, that with respect to such deposit accounts to be closed Credit Parties shall, not later than within thirty (30) calendar days after the Closing Date, direct each applicable Account Debtor to make payments to the lockboxes and deposit accounts that are subject to Control Agreements. Each such Control Agreement shall be in form and substance satisfactory to Agent and shall, inter alia, provide for Agent’s springing cash dominion upon notice of the existence of an Event of Default with respect to each such deposit account.

SECTION 5.

NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

5.1 Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries directly or indirectly to create, incur, assume, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness (other than pursuant to a Contingent Obligation permitted under Section 5.4) except:

(a) Indebtedness described on Schedule 5.1;

(b) the Obligations;

(c) intercompany Indebtedness arising from loans made by any Credit Party to any other Credit Party other than Holdings, which intercompany loans shall not be evidenced by Instruments;

(d) Indebtedness not to exceed $2,500,000 in an aggregate principal amount at any time outstanding secured by purchase money Liens or incurred with respect to Capital Leases and purchase money Indebtedness;

(e) refinancings of Indebtedness permitted under clauses (a) and (d) that do not accelerate the scheduled dates for payment thereof, increase the principal amounts thereof, materially increase any interest rate or fees applicable thereto, add additional obligors therefor, or enhance the collateral therefor or the priority thereof;

(f) Indebtedness under (i) Interest Rate Agreements entered into to protect Borrower or any Subsidiary thereof against fluctuations in interest rates in respect of Indebtedness otherwise permitted under this Agreement or (ii) other hedging agreements providing protection against fluctuations in currency values or commodity prices in connection with Borrower’s or any of its Subsidiaries’ operations, so long as the purpose of any such agreement is a bona fide hedging activity (and is not for speculative purposes);

(g) unsecured Indebtedness, including, without limitation, Subordinated Debt, incurred in connection with any Permitted Acquisitions;

(h) and other unsecured Indebtedness not to exceed $10,000,000 in an aggregate principal amount at any time outstanding; and

(i) any Indebtedness owing to sellers in connection with Permitted Acquisitions.

5.2 Liens and Related Matters.

(a) No Liens. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of such Credit Party or any such Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Encumbrances (including, without limitation, those Liens constituting Permitted Encumbrances existing on the date hereof and renewals and extensions thereof, as set forth on Schedule 5.2).

(b) No Negative Pledges. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or assume any agreement (other than the Loan Documents) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired and other than (i) provisions restricting subletting or assignment under any lease governing a leasehold interest or lease of personal property; (ii) restrictions with respect to a Credit Party imposed pursuant to any agreement which has been entered into for the sale or disposition of all or substantially all of the equity interests or assets of such Credit Party, so long as such sale or disposition of all or substantially all of the equity interests or assets of such Credit Party is permitted under this Agreement; (iii) restrictions on assignments or sublicensing of licensed Intellectual Property; and (iv) restrictions on property subject to a purchase money Lien.

(c) No Restrictions on Subsidiary Distributions to Borrower. Except as provided herein, the Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to: (1) pay dividends or make any other distribution on any of such Subsidiary’s Stock owned by Borrower or any other Subsidiary; (2) pay any Indebtedness owed to Borrower or any other Subsidiary; (3) make loans or advances to Borrower or any other Subsidiary; or (4) transfer any of its property or assets to Borrower or any other Subsidiary.

5.3 Investments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly make or own any Investment in any Person except:

(a) Borrower and its Subsidiaries may make and own Investments in Cash Equivalents (which in excess of $5,000,000 shall be subject to Control Agreements in favor of Agent); provided that such Cash Equivalents are not subject to setoff rights;

(b) any Credit Party may make intercompany loans to any other Credit Party to the extent permitted under Section 5.1;

(c) Borrower and its Subsidiaries may make loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

(d) loans and advances to John Carlyle, the chief executive officer of Borrower, or other executive officers of Borrower, in an amount not to exceed $1,500,000 in the aggregate at any time outstanding;

(e) Credit Parties and their Subsidiaries may make capital contributions to their wholly-owned Subsidiaries that are Credit Parties;

(f) Investments representing non-cash consideration received in accordance with Section 5.7;

(g) Investments existing on the Closing Date, as set forth on Schedule 5.3 and any renewals, amendments and replacements thereof that do not increase the amount thereof;

(h) each Credit Party may hold investments comprised of notes payable, or stock or other securities issued by financially troubled Account Debtors (excluding Affiliates) to such Credit Party pursuant to agreements with respect to settlement of such Account Debtor’s Accounts with such Credit Party negotiated in the ordinary course of business;

(i) Investments consisting of loans by Borrower to employees of Borrower which are used solely by such employees to simultaneously purchase the Stock of Holdings, provided that Holdings contemporaneously contributes the proceeds of such Stock to the capital of Borrower;

(j) Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses, including, but not limited to, draws against future commissions payable, so long as such expenses were incurred in the ordinary course of business and are being paid in accordance with customary trade terms of Borrower or such Subsidiary;

(k) Interest Rate Agreements and other hedging agreements entered into in compliance with Section 5.1;

(l) Investments consisting of Permitted Acquisitions; and

(m) any other Investments not to exceed $2,000,000 in the aggregate at any time outstanding.

5.4 Contingent Obligations. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly create or become or be liable with respect to any Contingent Obligation except:

(a) Letter of Credit Obligations;

(b) those arising under Interest Rate Agreements or other hedging agreements entered into in compliance with Section 5.1;

(c) those resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

(d) those existing on the Closing Date and described in Schedule 5.4;

(e) those arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f) those arising with respect to customary indemnification obligations incurred in connection with (i) Asset Dispositions permitted hereunder and (ii) any prior acquisitions or Permitted Acquisitions;

(g) those incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations not exceeding at any time outstanding $1,000,000 in aggregate liability;

(h) those incurred with respect to Indebtedness permitted by Section 5.1 provided that (i) any such Contingent Obligation is subordinated to the Obligations to the same extent as the Indebtedness to which it relates is subordinated to the Obligations and (ii) no Credit Party may incur Contingent Obligations in respect of Indebtedness incurred by any Person that is not a Credit Party under this clause (h); and

(i) any other Contingent Obligations not expressly permitted by clauses (a) through (h) above, so long as any such other Contingent Obligations, in the aggregate at any time outstanding, do not exceed $1,000,000.

5.5 Restricted Payments. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly declare, order, pay, make or set apart any sum for any Restricted Payment, except that:

(a) Each Credit Party, which is a limited liability company or limited partnership for tax purposes, may make cash distributions to its members that are used by such Persons to pay income taxes (or estimates thereof) then due and owing with respect to the taxable income of that Credit Party taking into account losses from prior periods;

(b) Direct or indirect wholly-owned Subsidiaries of Borrower may make Restricted Payments to the entity which is the direct owner of the equity of such wholly-owned Subsidiary;

(c) Borrower may reimburse reasonable out-of-pocket expenses payable to officers or employees of the Sponsor or its Affiliates incurred in the ordinary course of business with respect to the affairs of any Credit Party;

(d) The Credit Parties may pay dividends or distributions to Holdings to permit Holdings to repurchase Stock owned by employees of the Credit Parties whose employment with the Credit Parties has been terminated, provided that such Restricted Payments shall not exceed $1,000,000 in any Fiscal Year or $5,000,000 during the term of this Agreement in the aggregate and provided that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof;

(e) The Credit Parties may pay principal and interest payments and expense reimbursements with respect to any Subordinated Debt to the extent permitted by the subordination provisions of the subordination agreements applicable thereto; and

(f) The Credit Parties may pay dividends or distributions to Holdings to permit Holdings (i) to pay the Dividend, and (ii) if the Leverage Ratio is less than 3.00:1.00 both before and after giving effect thereto, to make Restricted Payments to its members provided that no Event of Default exists at the time of such Restricted Payment or would occur as a result thereof.

5.6 Restriction on Fundamental Changes. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly: (a) amend, modify or waive any term or provision of its organizational documents, including its articles of incorporation, certificates of designations pertaining to preferred stock, by-laws, partnership agreement or operating agreement in any manner adverse to the Agent or Lenders unless required by law; (b) enter into any transaction of merger or consolidation except for Permitted Acquisitions and except, upon not less than five (5) Business Days prior written notice to Agent, any wholly-owned Subsidiary of Borrower may be merged with or into Borrower (provided that Borrower is the surviving entity) or any other wholly-owned Subsidiary of Borrower (provided that, in the case of any such merger of any Domestic Subsidiary with or into a Foreign Subsidiary, the Domestic Subsidiary is the surviving entity); (c) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution); or (d) acquire by purchase or otherwise all or any substantial part of the Stock, business or assets of any other Person except for Permitted Acquisitions.

5.7 Disposal of Assets or Subsidiary Stock. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly convey, sell, lease, sublease, transfer or otherwise dispose of, or grant any Person an option to acquire, in one transaction or a series of related transactions, any of its property, business or assets, whether now owned or hereafter acquired, except for (a) sales of inventory to customers in the ordinary course of business and dispositions of obsolete equipment not used or useful in the business; (b) any condemnation or taking of such assets by eminent domain proceedings; and (c) Asset Dispositions by Borrower and its Subsidiaries (excluding sales of Accounts and Stock of any of Holdings’ Subsidiaries) if all of the following conditions are met: (i) the aggregate fair market value of assets sold or otherwise disposed of in any Fiscal Year does not exceed $1,000,000; (ii) the consideration received is at least equal to the fair market value of such assets; (iii) at least 85% of the consideration received is cash; (iv) the Net Proceeds of such Asset Disposition are applied as required by Section 1.5(c); and (v) no Event of Default has occurred and is continuing or would result from such Asset Disposition.

5.8 Transactions with Affiliates. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any management, consulting, investment banking, advisory or other similar services) with any Affiliate or with any director, officer or employee of any Credit Party, except (a) as set forth on Schedule 5.8, (b) transactions in the ordinary course of and pursuant to the reasonable requirements of the business of any such Credit Party or any of its Subsidiaries and upon fair and reasonable terms which (except in the case of transactions among Domestic Credit Parties) are fully disclosed to Agent and are no less favorable to any such Credit Party or any of its Subsidiaries than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate, (c) payment of reasonable compensation to officers and employees for services actually rendered to any such Credit Party or any of its Subsidiaries; (d) payment of director’s fees not to exceed $500,000 in the aggregate for any Fiscal Year of Borrower; (e) loans to employees permitted in Section 5.3, (f) Restricted Payments permitted in Section 5.5 and the agreements pursuant to which such Restricted Payments are required to be made, (g) reimbursement of employee travel and lodging costs incurred in the ordinary course of business, (h) the guaranty of the Obligations by Credit Parties or other Contingent Obligations permitted by Section 5.4 and, (i) employment agreements, equity incentive agreements and other employee and management arrangements in the ordinary course of business.

5.9 Conduct of Business. Holdings shall not engage in any business activity other than its ownership of the Stock of its Subsidiaries and its performance of the Related Transaction Documents. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly engage in any business other than businesses of the type described on Schedule 5.9 and businesses related, ancillary or incidental thereto.

5.10 Changes Relating to Indebtedness. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly change or amend the terms of any of its Indebtedness permitted by Section 5.1(g) if such change or amendment would breach the terms of the applicable subordination agreement.

5.11 Fiscal Year. No Credit Party shall change its Fiscal Year or permit any of its Subsidiaries to change their respective Fiscal Years.

5.12 Press Release; Public Offering Materials. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure, including any prospectus, proxy statement or other materials filed with any Governmental Authority relating to a public offering of the Stock of any Credit Party, using the name of GE Capital or its affiliates without at least two (2) Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure.

5.13 Subsidiaries. The Credit Parties shall not and shall not cause or permit their Subsidiaries to directly or indirectly establish, create or acquire any new Subsidiary, except in connection with and to the extent necessary to consummate one or more Permitted Acquisitions or in connection with tax planning initiatives and upon 20 days’ prior notice to Agent.

5.14 Deposit Accounts. The Credit Parties shall not and shall not cause or permit their Subsidiaries to establish any new deposit accounts (other than payroll, employee benefits and other similar trust accounts and other accounts which have an aggregate balance of less than $100,000 at all times) without prior written notice to Agent and unless Agent and the bank at which the account is to be opened enter into a Control Agreement in form and substance reasonably acceptable to Agent.

5.15 ERISA. The Credit Parties shall not and shall not cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

5.16 Sale-Leasebacks. The Credit Parties shall not and shall not cause or permit any of their Subsidiaries to engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

5.17 Prepayments of Other Indebtedness. The Credit Parties shall not, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Debt other than intercompany Indebtedness reflecting amounts owing to any Credit Party.

SECTION 6.

FINANCIAL COVENANTS/REPORTING

Borrower covenants and agrees that from and after the date hereof until the Termination Date, Borrower shall perform and comply with, and shall cause each of the other Credit Parties to perform and comply with, all covenants in this Section 6 applicable to such Person.

6.1 Financial Covenants.

(a) Capital Expenditure Limits. Borrower and its Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods (the “Capex Limit”):

Period	Maximum Capital Expenditures per Period
Fiscal Year 2007	$7,000,000
Fiscal Year 2008	$8,500,000
Fiscal Year 2009	$10,000,000
Fiscal Year 2010	$11,500,000
Fiscal Year 2011	$13,000,000
Fiscal Year 2012	$14,500,000
Fiscal Year 2013 and each Fiscal Year thereafter	$16,000,000

; provided, however, that commencing with Fiscal Year 2008, the Capex Limit referenced above will be increased in any period by the positive amount equal to the lesser of (i) 75% of the Capex Limit for the immediately prior period, and (ii) the amount (if any), equal to the difference obtained by taking the Capex Limit minus the actual amount of any Capital Expenditures expended during such prior period (the “Carry Over Amount”), and; provided, further, that the aggregate amount of such Carry Over Amount for any Fiscal Year shall not exceed $5,000,000.

(b) [Intentionally Omitted]

(c) Maximum Leverage Ratio. Holdings and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-Fiscal Month period then ended (except as provided in the Compliance and Pricing Certificate) of not more than the following:

5.50:1.00 for the Fiscal Quarter ending September 30, 2007;

5.25:1.00 for the Fiscal Quarter ending December 31, 2007;

5.00:1.00 for the Fiscal Quarter ending March 31, 2008;

4.75:1.00 for the Fiscal Quarter ending June 30, 2008;

4.50:1.00 for the Fiscal Quarter ending September 30, 2008;

4.25:1.00 for the Fiscal Quarter ending December 31, 2008;

4.00:1.00 for the Fiscal Quarter ending March 31, 2009;

3.75:1.00 for the Fiscal Quarters ending June 30, 2009 and September 30, 2009; and;

3.50:1.00 for the Fiscal Quarter ending December 31, 2009 and each Fiscal Quarter ending thereafter.

(d) Equity Contributions/Equity Cure Right. Notwithstanding anything to the contrary in this Section 6, if Borrower is not in compliance with the financial covenant contained in Section 6.1(c) for any applicable measuring period (the “Computation Period”), no Event of Default shall be deemed to exist solely as a result of a violation for such Computation Period if Holdings contributes to Borrower cash equity in a net amount (after deduction of all equity contribution fees and all related expenses payable in connection with such equity contribution) that, when added to EBITDA for such Computation Period solely for purposes of calculating such non-complying financial covenant for the applicable Computation Period, would cause Borrower to be in compliance with such financial covenant by an amount equal to the required financial covenant level for such Computation Period (but not in excess of the amount necessary to effect a cure); provided, that such equity must be contributed to Borrower upon the following terms: (a) Borrower shall provide Agent with written notice of its election to exercise its rights pursuant to this Section 6.1(d) within five Business Days after the earlier to occur (such date the “Notice Date”) of (i) the date of delivery to the Agent of the financial statements and Compliance, Pricing and Excess Cash Flow Certificate for the relevant Fiscal Quarter in accordance with the terms of Section 6.2 and (ii) the date such financial statements and Compliance, Pricing and Excess Cash Flow Certificate for such Fiscal Quarter are required to be delivered, (b) Borrower shall provide the Agent with satisfactory written evidence that Holdings has validly requested such additional equity from its equity holders and written notice of the amount of such proposed equity contribution within 7 days after the Notice Date, and (c) such equity contribution must be consummated and fully contributed to the Borrower within 10 days after the Notice Date. No Default or Event of Default shall be deemed to exist solely with respect to a violation of Section 6.1(c) for such Computation Period during the pendency of time periods set forth above so long as each of the applicable conditions described in the preceding sentence have otherwise been satisfied; provided that nothing in this Section 6.1(d) shall be deemed to prevent any other Default or Event of Default from occurring. Notwithstanding the foregoing, (i) Borrower’s rights under this Section 6.1(d) may not be exercised for the periods ending on more than two (2) consecutive Fiscal Quarters or five (5) Fiscal Quarters during the term of this Agreement, (ii) if Borrower provides notice under clause (a) above that it has elected to exercise its rights hereunder and no equity contribution is subsequently made in accordance with this Section 6.1(d), then Borrower shall have no further rights under this Section 6.1(d) with respect to such Computation Period, (iii) the maximum cash equity permitted to be contributed under this Section 6.1(d) shall not exceed $8,000,000 in the aggregate during the term of this Agreement and (iv) 100% of any equity contribution pursuant to this Section 6.1(d) shall be applied as a mandatory prepayment of the Term Loans in a manner consistent with the application of mandatory prepayments from Excess Cash Flow in accordance with Section 1.5(f).

6.2 Financial Statements and Other Reports. Holdings and Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of Financial Statements in conformity with GAAP (it being understood that monthly Financial Statements are not required to have footnote disclosures). Borrower will deliver each of the Financial Statements and other reports described below to Agent (and each Lender in the case of the Financial Statements and other reports described in Sections (6.2)(a), (b), (d), (e), (h), (i), (j) and (o)).

(a) Quarterly Financials. As soon as available and in any event within forty (40) days after the end of each Fiscal Quarter (including the last Fiscal Quarter of Borrower’s Fiscal Year), Borrower will deliver (1) the consolidated balance sheet of Holdings and its Subsidiaries, as at the end of such Fiscal Quarter, and the related consolidated stockholders’ equity and cash flow together with the related consolidated and consolidating statements of income for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year of Holdings to the end of such Fiscal Quarter and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent budget for the applicable period.

(b) Year-End Financials. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of Borrower, Borrower will deliver (1) the consolidated and consolidating balance sheet of Holdings and its Subsidiaries, as at the end of such year, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flow for such Fiscal Year, (2) a schedule of the outstanding Indebtedness for borrowed money of Holdings and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan and (3) a report with respect to the consolidated Financial Statements from a firm of Certified Public Accountants selected by

Borrower and reasonably acceptable to Agent, which report shall be prepared in accordance with Statement of Auditing Standards No. 58 (the “Statement”) “Reports on Audited Financial Statements” and such report shall be “Unqualified” (as such term is defined in such Statement).

(c) Accountants’ Reports. Promptly upon receipt thereof, Borrower will deliver copies of all significant reports submitted by Borrower’s firm of certified public accountants in connection with each annual, interim or special audit or review of any type of the Financial Statements or related internal control systems of Holdings or its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their services.

(d) Leverage Limit Certificate. As soon as available and in any event within forty (40) days after the end of each Fiscal Quarter, Borrower will deliver a Leverage Limit Certificate (in substantially the same form as Exhibit 6.2(d), the “Leverage Limit Certificate”) as at the last day of such period.

(e) Management Report. Together with each delivery of Financial Statements of Borrower pursuant to Sections 6.2(a) and (b), Borrower will deliver a management report (1) describing the operations and financial condition of Holdings and its Subsidiaries for the Fiscal Month then ended and the portion of the current Fiscal Year then elapsed (or for the Fiscal Year then ended in the case of year-end financials) and (2) discussing the reasons for any significant variations. The information above shall be presented in reasonable detail and shall be certified by the chief financial officer of Holdings to the effect that such information fairly presents the results of operations and financial condition of Holdings and its Subsidiaries as at the dates and for the periods indicated. (It is understood and agreed by the parties hereto that the foregoing management report shall be in the same form as the monthly financial report previously presented to the board of directors of Borrower.)

(f) [Intentionally Omitted.]

(g) [Intentionally Omitted.]

(h) Projections. As soon as available and in any event no later than thirty (30) days after the last day of each of Borrower’s Fiscal Years, Borrower will deliver Projections of Holdings and its Subsidiaries for such three (3) Fiscal Years, year by year, and for the forthcoming Fiscal Year, Fiscal Month by Fiscal Month.

(i) SEC Filings and Press Releases. Promptly upon their becoming available, Borrower will deliver copies of (1) all Financial Statements, reports, notices and proxy statements, material reports and material notices sent or made available by Holdings and its Subsidiaries to its Stockholders and (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission, any Governmental Authority or any private regulatory authority.

(j) Events of Default, Etc. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of any of the following events or conditions, Borrower shall deliver copies of all notices given or received by Holdings or any of its Subsidiaries with respect to any such event or condition and a certificate of a Responsible Officer of Borrower specifying the nature and period of existence of such event or condition and what action Holdings or any of its Subsidiaries has taken, is taking and proposes to take with respect thereto: (1) the occurrence of, an Event of Default or Default; (2) any notice that any Person has given to Borrower or any of its Subsidiaries or any other action taken with respect to a claimed default or event or condition of the type referred to in Section 7.1(b); or (3) any event or condition that could reasonably be expected to result in any Material Adverse Effect.

(k) Litigation. Promptly upon any Responsible Officer of any Credit Party obtaining knowledge of (1) the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of such Credit Party after due inquiry, threatened against or affecting any Credit Party or any of its Subsidiaries or any property of any Credit Party or any of its Subsidiaries (“Litigation”) not previously disclosed by Borrower to Agent or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Credit Party or any property of any Credit Party which, in each case of (1) or (2) above, if adversely determined, would reasonably be expected to have a Material Adverse Effect, Borrower will promptly give notice thereof to Agent and provide such other information as may be reasonably available to them to enable Agent and its counsel to evaluate such matter.

(l) Notice of Corporate and other Changes. Borrower shall provide prompt written notice of (1) any change after the Closing Date in the authorized and issued Stock of any Credit Party (other than the issuance of Stock by Holdings to Sponsor or otherwise in an aggregate value not exceeding $1,000,000 together with options for up to 2.50% of the fully diluted ownership of Holdings issued to any officers, directors or employees of any Credit Party) or any amendment to their articles or certificate of incorporation, by-laws, partnership agreement or other organizational documents, (2) any Subsidiary created or acquired by any Credit Party or any of its Subsidiaries after the Closing Date, such notice, in each case, to identify the applicable jurisdictions, capital structures or Subsidiaries, as applicable, and (3) any other event that occurs after the Closing Date which would cause any of the representations and warranties in Section 3 of this Agreement or in any other Loan Document to be untrue or misleading in any material respect. The foregoing notice requirement shall not be construed to constitute consent by any of the Lenders to any transaction referred to above which is not expressly permitted by the terms of this Agreement.

(m) [Intentionally Omitted]

(n) Other Information. With reasonable promptness, Borrower will deliver such other information and data with respect to any Credit Party or any Subsidiary of any Credit Party as from time to time may be reasonably requested by Agent.

(o) Compliance, Pricing and Excess Cash Flow Certificate. Together with each delivery of Financial Statements pursuant to Section 6.2(a) for the last month of each Fiscal Quarter and Section 6.2(b), Borrower will deliver a fully and properly completed

Compliance, Pricing and Excess Cash Flow Certificate (in substantially the same form as Annex F (the “Compliance, Pricing and Excess Cash Flow Certificate”) signed by Borrower’s chief executive officer or chief financial officer; provided that the Excess Cash Flow portion of such certificate is only required to be delivered annually; provided that Schedule 2 of the Compliance, Pricing Excess Cash Flow certificate shall be delivered only in connection with the Financial Statements of Borrower and its Subsidiaries delivered pursuant to Section 6.2(b).

(p) Taxes. Borrower shall provide prompt written notice of (i) the execution or filing with the IRS or any other Governmental Authority of any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges by any Credit Party or any of its Subsidiaries and (ii) any agreement by any Credit Party or any of its Subsidiaries or request directed to any Credit Party or any of its Subsidiaries to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could reasonably be expected to have a Material Adverse Effect.

(q) ERISA. Upon request, Borrower shall provide to Agent copies of the most recent actuarial reports with respect to any Title IV Plans as they become available. Promptly upon any Credit Party becoming aware of any fact or condition which could reasonably be expected to result in an ERISA Event, Borrower shall deliver to Agent a summary of such facts and circumstances and any action the Credit Parties intend to take regarding such facts or conditions.

6.3 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP. Financial statements furnished to Agent pursuant to Section 6.2 or any other section (unless specifically indicated otherwise) shall be prepared in accordance with GAAP as in effect at the time of such preparation; provided that no Accounting Change shall affect financial covenants, standards or terms in this Agreement; provided further that Borrower shall prepare footnotes to the Financial Statements required to be delivered hereunder that show the differences between the Financial Statements delivered (which reflect such Accounting Changes) and the basis for calculating financial covenant compliance (without reflecting such Accounting Changes). All such adjustments described in clause (c) of the definition of the term Accounting Changes resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made. Notwithstanding the foregoing, in the event that any Accounting Change shall occur and such change results in a change in the method of calculation of the financial covenants, standards or terms in this Agreement, then Borrower and Agent agree to negotiate in good faith in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of the Credit Parties shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by Borrower, Agent and the Requisite Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

SECTION 7.

DEFAULT, RIGHTS AND REMEDIES

7.1 Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

(a) Payment. (1) Failure to pay any installment or other payment of principal of any Loan when due, or to timely repay Revolving Loans to reduce their balance to the maximum amount of Revolving Loans then permitted to be outstanding in accordance with Section 1.1(b)(i) or to reimburse any L/C Issuer for any payment made by such L/C Issuer under or in respect of any Letter of Credit when due or (2) failure to pay, within three (3) Business Days after the due date, any interest or Fees on any Loan or any other amount due under this Agreement or any of the other Loan Documents; or

(b) Default in Other Agreements. (1) Any Credit Party or any of its Subsidiaries fails to pay when due or within any applicable grace period any principal or interest on Indebtedness (other than the Loans) or any Contingent Obligations having an individual principal amount in excess of $2,000,000 or having an aggregate principal amount in excess of $5,000,000 or (2) breach or default of any Credit Party or any of its Subsidiaries, or the occurrence of any condition or event, with respect to any Indebtedness (other than the Loans) or any Contingent Obligations, if the effect of such breach, default or occurrence is to cause or to permit the holder or holders then to cause, Indebtedness and/or Contingent Obligations having an individual principal amount in excess of $2,000,000 or having an aggregate principal amount in excess of $5,000,000 to become or be declared due prior to their stated maturity; or

(c) Breach of Certain Provisions. Failure of any Credit Party to perform or comply with any term or condition contained in (1) Section 6.2 which failure continues for more than five (5) Business Days after the date specified for performance or compliance with such term or condition, (2) that portion of Section 4.2 relating to the Credit Parties’ obligation to maintain insurance and resulting in a lapse in coverage, or (3) Section 4.4, Section 5 or Section 6.1; or

(d) Breach of Warranty. Any representation, warranty, certification or other statement made by any Credit Party in any Loan Document or in any statement or certificate at any time given by such Person in writing pursuant or in connection with any Loan Document is false in any material respect (without duplication of materiality qualifiers contained therein) on the date made; or

(e) Other Defaults Under Loan Documents. Any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or the other Loan Documents (other than occurrences described in other provisions of this Section 7.1 for which a different grace or cure period is specified, or for which no cure period is specified and which constitute immediate Events of Default) and such default is not remedied or waived within thirty (30) days after the earlier of (1) receipt by Borrower of notice from Agent or Requisite Lenders of such default or (2) actual knowledge of a Responsible Officer of Borrower or any other Credit Party of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (1) A court enters a decree or order for relief with respect to any Credit Party in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for sixty (60) days unless dismissed, bonded or discharged: (a) an involuntary case is commenced against any Credit Party, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of a Credit Party, for all or a substantial part of the property of the Credit Party; or

(g) Voluntary Bankruptcy; Appointment of Receiver, Etc. (1) any Credit Party commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) any Credit Party makes any assignment for the benefit of creditors; or (3) the Board of Directors of any Credit Party adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(g); or

(h) Judgment and Attachments. Any money judgment, writ or warrant of attachment, or similar process (other than those described elsewhere in this Section 7.1) involving (1) an amount in any individual case in excess of $1,000,000 or (2) an amount in the aggregate at any time in excess of $3,000,000 (in either case to the extent not adequately covered by insurance is entered or filed against one or more of the Credit Parties or any of their respective assets and remains undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days or in any event later than five (5) Business Days prior to the date of any proposed sale thereunder; or

(i) Dissolution. Any order, judgment or decree is entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

(j) Solvency. Borrower or Credit Parties taken as a whole cease to be Solvent, fails to pay its debts generally as they become due or admits in writing its present or prospective inability to pay its debts as they become due; or

(k) Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or any Credit Party denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

(l) Damage; Casualty. Any casualty or similar event occurs, whether or not insured or insurable, as a result of which (x) revenue-producing activities cease or are substantially curtailed at any facility of any Credit Party generating more than 15% of the consolidated revenues of the Credit Parties for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 60 days and (y) the operation of such facility’s backup data processing facility ceases or is substantially curtailed; or

(m) Change of Control. A Change of Control occurs.

7.2 Suspension or Termination of Revolving Loan Commitments. Upon the occurrence of any Default or Event of Default, Agent may, and at the request of Requisite Revolving Lenders Agent shall, without notice or demand, immediately suspend or terminate all or any portion of Lenders’ obligations to make additional Advances or issue or cause to be issued Letters of Credit under the Revolving Loan Commitment; provided that, in the case of a Default, if the subject condition or event is waived by Requisite Revolving Lenders or cured within any applicable grace or cure period, the Revolving Loan Commitment shall be reinstated.

7.3 Acceleration and other Remedies. Upon the occurrence of any Event of Default described in Sections 7.1(f) or 7.1(g), the Revolving Loan Commitments shall be immediately terminated and all of the Obligations, including the Revolving Loans, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Revolving Loan Commitments shall thereupon terminate. Upon the occurrence and during the continuance of any other Event of Default, Agent may, and at the request of the Requisite Lenders, Agent shall, by written notice to Borrower (a) reduce the aggregate amount of the Revolving Loan Commitments from time to time, (b) declare all or any portion of the Loans and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, (c) terminate all or any portion of the obligations of Agent, L/C Issuers and Lenders to make Revolving Credit Advances and issue Letters of Credit, (d) demand that Borrower immediately deliver to Agent either (i) cash for the benefit of L/C Issuers (and Borrower shall then immediately so deliver) in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations or (ii) an Acceptable Standby Letter of credit for the benefit of the L/C Issuers (and Borrower shall then immediately so deliver), and (e) exercise any other remedies which may be available under the Loan Documents or applicable law. Borrower hereby grants to Agent, for the benefit of L/C Issuers and each Lender with a participation in any Letters of Credit then outstanding, a security interest in such cash collateral or Acceptable Standby Letter of Credit to secure all of the Letter of Credit Obligations. Any such cash collateral or Acceptable Standby Letter of Credit shall be made available by Agent to L/C Issuers to reimburse L/C Issuers for payments of drafts drawn under such Letters of Credit and any Fees, Charges and expenses of L/C Issuers with respect to such Letters of Credit and the unused portion thereof, after all such Letters of Credit shall have expired or been fully drawn upon, shall be applied to pay any other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon and the Termination Date shall have occurred, the balance, if any, of such cash collateral or Acceptable Standby Letter of Credit shall be (subject to any rights of third parties and except as otherwise directed by a court of competent jurisdiction) returned to Borrower. Borrower shall from time to time execute and deliver to Agent such further documents and instruments as Agent may reasonably request with respect to such cash collateral.

7.4 Performance by Agent. If any Credit Party shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents which failure constitutes an Event of Default, Agent may perform or attempt to perform such covenant, duty or agreement on behalf of such Credit Party after the expiration of any cure or grace periods set forth herein and upon prior notice to such Credit Party. In such event, such Credit Party shall, at the request of Agent, promptly pay any amount reasonably expended by Agent in such performance or attempted performance to Agent, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Agent shall not have any liability or responsibility for the performance of any obligation of any Credit Party under this Agreement or any other Loan Document.

7.5 Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default. Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 1.1 and Section 1.5 hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied as follows: first, to all costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest and Fees with respect to the Obligations (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of the Obligations outstanding and unpaid Swap Related Reimbursement Obligations and Obligations with respect to Interest Rate Agreements, and to cash collateralize outstanding Letters of Credit (pro rata among all such Obligations based upon the principal amount thereof or the outstanding face amount of such Letters of Credit, as applicable) (and with respect to amounts applied to the Term Loan, pro rata among all remaining Scheduled Installments thereof); and fourth to any other obligations of Borrower owing to Agent or any Lender under the Loan Documents. Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

SECTION 8.

ASSIGNMENT AND PARTICIPATION

8.1 Assignment and Participations.

(a) Subject to the terms of this Section 8.1, any Lender may make an assignment to a Qualified Assignee of, or sale of participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations and any Commitment or any

portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (which consent shall not be unreasonably withheld or delayed with respect to a Qualified Assignee, and which consent is not required for an assignment between Lenders or from a Lender to an Affiliate of a Lender or to an Approved Fund with respect to a Lender) and the execution of an assignment agreement (an “Assignment Agreement” substantially in the form attached hereto as Exhibit 8.1 and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent); (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent and the Borrower that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) except with respect to any assignment by a Lender to an Affiliate of such Lender or to an Approved Fund with respect to such Lender, after giving effect to any such partial assignment, the assignee Lender shall have Revolving Loan Commitment in an amount at least equal to $5,000,000 and the assigning Lender shall have retained Revolving Loan Commitment in an amount at least equal to $5,000,000; (iv) require a payment to Agent of an assignment fee of $3,500 and (v) so long as no Event of Default has occurred and is continuing, require the consent of Borrower (which consent is not required for an assignment between Lenders or from a Lender to an Affiliate of a Lender or to an Approved Fund with respect to a Lender that is controlled by or under common control with such Lender), which shall not be unreasonably withheld or delayed; provided that Borrower shall not be deemed to be unreasonable in withholding its consent based on negative historical experience that Sponsor or Credit Parties have had with such potential Qualified Assignee. Notwithstanding the above, Agent may in its sole and absolute discretion permit any assignment by a Lender to a Person or Persons that are not Qualified Assignees, subject to Borrower’s consent rights as set forth above. In the case of an assignment by a Lender that has become effective under this Section 8.1, (i) the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder and (ii) the assigning Lender shall be relieved of its obligations hereunder with respect to its Revolving Loan Commitment or assigned portion thereof and the Loans, Letter of Credit Obligations and other interests assigned by it from and after the effective date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender.” In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 8.1(a), (a) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, (b) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor or pledge such Obligations and rights to a trustee for the benefit of its investors and (c) any Lender may assign the Obligations to an Affiliate of such Lender or to a Person that is a Lender prior to the date of such assignment.

(b) Any participation by a Lender of all or any part of its Revolving Loan Commitment shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.8 and 8.3, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a “Lender.” Except as set forth in the preceding sentence no Borrower or any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(c) Except as expressly provided in this Section 8.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(d) Each Credit Party shall reasonably assist each Lender permitted to sell assignments or participations under this Section 8.1 as required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested. Agent shall maintain, on behalf of Borrower, in its offices located at 500 West Monroe Street, Chicago, Illinois 60661 a “register” for recording the name, address, commitment and Loans owing to each Lender. As between Agent and Lenders, the entries in such register shall be conclusive evidence of the amounts due and owing to each Lender in the absence of manifest error. Borrower, Agent and each Lender may treat each Person whose name is recorded in such register pursuant to the terms hereof as a Lender for all purposes of this Agreement. The register described herein shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice. Notwithstanding any other provision of this Agreement to the contrary, neither the Lenders nor any of their successors or assigns shall assign or transfer any interest herein without obtaining a representation from such successor or assign that any such assignment or transfer would not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the IRC with respect to the Plans.

(e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 9.13.

(f) Nothing contained in this Section 8.1 shall require the consent of any party for GE Capital to assign any of its rights in respect of any Swap Related Reimbursement Obligation.

8.2 Agent.

(a) Appointment. Each Lender hereby designates and appoints GE Capital as its Agent under this Agreement and the other Loan Documents, and each Lender hereby irrevocably authorizes Agent to execute and deliver the Collateral Documents and to take such action or to refrain from taking such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Loan Documents on behalf of Lenders subject to the requirement that certain of Lenders’ consent be obtained in certain instances as provided in this Section 8.2 and Section 9.2. The provisions of this Section 8.2 are solely for the benefit of Agent and Lenders and neither Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.

(b) Nature of Duties. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of each Credit Party in connection with the extension of credit hereunder and shall make its own appraisal of the creditworthiness of each Credit Party, and Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto (other than as expressly required herein). If Agent seeks the consent or approval of any Lenders to the taking or refraining from taking any action hereunder, then Agent shall send notice thereof to each Lender. Agent shall promptly notify each Lender any time that the Requisite Lenders or Requisite Revolving Lenders have instructed Agent to act or refrain from acting pursuant hereto.

(c) Rights, Exculpation, Etc. Neither Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that Agent shall be liable to the extent of its own gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them). In no event shall Agent be liable for punitive, special, consequential, incidental, exemplary or other similar damages. In performing its functions and duties hereunder, Agent shall exercise the same care which it would in dealing with loans for its own account, but neither Agent nor any of its agents or representatives shall be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of any Credit Party. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of any Credit Party, or the existence or possible existence of any Default or Event of Default. Agent may at any time request instructions from Requisite Lenders, Requisite Revolving Lenders or all affected Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents Agent is permitted or required to take or to grant. If such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Requisite Lenders, Requisite Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable; and, notwithstanding the instructions of Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable, Agent shall have no obligation to take any action if it believes, in good faith, that such action is deemed to be illegal by Agent or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with Section 8.2(e).

(d) Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any written or oral notices, statements, certificates, orders or other documents or any telephone message or other communication (including any writing, telex, fax or telegram) believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder. Agent shall be entitled to rely upon the advice of legal counsel, independent accountants, and other experts selected by Agent in its sole discretion.

(e) Indemnification. Lenders will reimburse and indemnify Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, attorneys’ fees and expenses), advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Agent in its capacity as such in any way relating to or arising out of this

Agreement or any of the Loan Documents or any action taken or omitted by Agent in its capacity as such in under this Agreement or any of the Loan Documents, in proportion to each Lender’s Pro Rata Share, but only to the extent that any of the foregoing is not reimbursed by Borrower; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct as determined by a final non-appealable order by a court of competent jurisdiction. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by the Requisite Lenders, Requisite Revolving Lenders or such other portion of the Lenders as shall be prescribed by this Agreement until such additional indemnity is furnished. The obligations of Lenders under this Section 8.2(e) shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) GE Capital (or any successor Agent) Individually. With respect to its Revolving Loan Commitment hereunder, GE Capital (or any successor Agent) shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders,” “Requisite Lenders,” “Requisite Revolving Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital (or any successor Agent) in its individual capacity as a Lender or one of the Requisite Lenders or Requisite Revolving Lenders. GE Capital (or any successor Agent), either directly or through strategic affiliations, may lend money to, acquire equity or other ownership interests in, provide advisory services to and generally engage in any kind of banking, trust or other business with any Credit Party as if it were not acting as Agent pursuant hereto and without any duty to account therefor to Lenders. GE Capital (or any successor Agent), either directly or through strategic affiliations, may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges that GE Capital has purchased certain equity interests in Holdings and acknowledges the potential conflict of interest of GE Capital, as Agent and as a Lender and as a holder of an equity interest in Holdings and consents thereto.

(g) Successor Agent.

(i) Resignation. Agent may resign from the performance of all its agency functions and duties hereunder at any time by giving at least thirty (30) Business Days’ prior written notice to Borrower and Lenders. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clause (ii) below or as otherwise provided in clause (ii) below.

(ii) Appointment of Successor. Upon any such notice of resignation pursuant to clause (i) above, Requisite Lenders shall appoint a successor Agent which, unless an Event of Default has occurred and is continuing, shall be subject to Borrower’s approval (which shall not be unreasonably withheld or delayed). If a successor Agent shall not have been so appointed within the thirty (30) Business Day period referred to in clause (i) above, the retiring Agent, upon notice to Borrower and after consulting with Lenders, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as Requisite Lenders appoint a successor Agent as provided above.

(iii) Successor Agent. Upon the acceptance of any appointment as Agent under the Loan Documents by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Agent’s resignation as Agent, the provisions of this Section 8.2 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it in its capacity as Agent.

(h) Collateral Matters.

(i) Release of Collateral. Lenders hereby irrevocably authorize Agent, at its option and in its discretion, to release any Lien granted to or held by Agent upon any Collateral (x) on the Termination Date, (y) constituting property being sold or disposed of if Borrower certifies to Agent that the sale or disposition is made in compliance with the provisions of this Agreement (and Agent may rely in good faith conclusively on any such certificate, without further inquiry) or (z) in accordance with the provisions of the next sentence. In addition, with the consent of Requisite Lenders, during any Fiscal Year Agent may release any Lien granted to or held by Agent upon any Collateral having a book value not greater than fifteen percent (15%) of the total book value of all Collateral as of the last day of the prior Fiscal Year.

(ii) Confirmation of Authority; Execution of Releases. Without in any manner limiting Agent’s authority to act without any specific or further authorization or consent by Lenders (as set forth in Section 8.2(h)(i)), each Lender agrees to confirm in writing, upon request by Agent or Borrower, the authority to release any Collateral conferred upon Agent under clauses (x) and (y) of Section 8.2(h)(i). Upon receipt by Agent of any required confirmation from the Requisite Lenders of its authority to release any particular item or types of Collateral, and upon at least ten (10) Business Days’ prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral; provided, however, that (x) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (y) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party, in respect of), all interests retained by any Credit Party, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(iii) Absence of Duty. Agent shall have no obligation whatsoever to any Lender or any other Person to assure that the property covered by the Collateral Documents exists or is owned by Borrower or any other Credit Party or is cared for, protected or insured or has been encumbered or that the Liens granted to Agent have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Section 8.2(h) or in any of the Loan Documents, it being understood and agreed that in respect of the property covered by the Collateral Documents or any act, omission or event related thereto, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in property covered by the Collateral Documents as one of the Lenders and that Agent shall have no duty or liability whatsoever to any of the other Lenders, provided that Agent shall exercise the same care which it would in dealing with loans for its own account.

(i) Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Collateral Document or to realize upon any collateral security for the Loans unless instructed to do so by Agent in writing, it being understood and agreed that such rights and remedies may be exercised only by Agent.

(j) Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and Fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will use reasonable efforts to notify each Lender of its receipt of any such notice, unless such notice is with respect to defaults in the payment of principal, interest and fees, in which case Agent will notify each Lender of its receipt of such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Requisite Lenders in accordance with Section 7. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

(k) Lender Actions Against Collateral. Each Lender agrees that it will not take any enforcement action, nor institute any actions or proceedings, with respect to the Loans, against Borrower or any Credit Party hereunder or under the other Loan Documents or against any Collateral (including the exercise of any right of set-off) without the consent of the Agent or Requisite Lenders. All such enforcement actions and proceedings shall be (i) taken in concert and (ii) at the direction of or with the consent of Agent or Requisite Lenders. Agent is authorized to issue all notices to be issued by or on behalf of Lenders with respect to any Subordinated Debt. With respect to any action by Agent to enforce the rights and remedies of Agent and the Lenders under this Agreement and the other Loan Documents, each Lender hereby consents to the jurisdiction of the court in which such action is maintained, and agrees to deliver its Notes to Agent to the extent necessary to enforce the rights and remedies of Agent for the benefit of the Lenders.

(l) Agent Reports. Each Lender may from time to time receive one or more reports or other information (each, a “Report”) prepared by or on behalf of Agent (or one or more of Agent’s Affiliates). With respect to each Report, each Lender hereby agrees that:

(i) Agent (and Agent’s Affiliates) shall have no duties or obligations in connection with or as a result of a Lender receiving a copy of a Report, which will be provided solely as a courtesy, without consideration. Each Lender will perform its own diligence and will make its own independent investigation of the operations, financial conditions and affairs of the Credit Parties and will not rely on any Report or make any claim that it has done so. In addition, each Lender releases, and agrees that it will not assert, any claim against Agent (or one or more of Agent’s Affiliates) that in any way relates to any Report or arises out of a Lender having access to any Report or any discussion of its contents, and each Lender agrees to indemnify and hold harmless Agent (and Agent’s Affiliates) and their respective officers, directors, employees, agents and attorneys from all claims, liabilities and expenses relating to a breach by a Lender or any of its personnel of this Section or otherwise arising out of a Lender’s access to any Report or any discussion of its contents;

(ii) Each Report may not be complete and certain information and findings obtained by Agent (or one or more of Agent’s Affiliates) regarding the operations and condition of the Credit Parties may not be reflected in each Report. Agent (and Agent’s Affiliates) makes no representations or warranties of any kind with respect to (i) any existing or proposed financing; (ii) the accuracy or completeness of the information contained in any Report or in any other related documentation; (iii) the scope or adequacy of Agent’s (and Agent’s Affiliates’) due diligence, or the presence or absence of any errors or omissions contained in any Report or in any other related documentation; and (iv) any work performed by Agent (or one or more of Agent’s Affiliates) in connection with or using any Report or any related documentation; and

(iii) Each Lender agrees to safeguard each Report and any related documentation with the same care which it uses with respect to information of its own which it does not desire to disseminate or publish, and agrees not to reproduce or distribute or provide copies of or disclose any Report or any other related documentation or any related discussions to anyone. Each Lender may disclose such information (a) to Persons employed or engaged by such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Agreement (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which the Agent or such Lender is a party; or (f) to any nationally recognized rating agency that required access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender.

8.3 Set Off and Sharing of Payments. Subject to Section 8.2(k), in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, each Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by such Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by such Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that no Lender shall exercise any such right without the prior written consent of Agent. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by such Lender to Borrower shall not affect the validity of such set off and application. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender entitled to share in the amount so set off in accordance with their respective Pro Rata Shares. Borrower agrees, to the fullest extent permitted by law, that any Lender may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and upon doing so shall deliver such amount so set off to the Agent for the benefit of all Lenders entitled to share in the amount so set off in accordance with their Pro Rata Shares.

8.4 Disbursement of Funds. Agent may, on behalf of Lenders, disburse funds to Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Pro Rata Share of any Loan before Agent disburses same to Borrower. If Agent elects to require that each Lender make funds available to Agent prior to a disbursement by Agent to Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of the Loan requested by Borrower no later than 1:00 p.m. (New York time) on the Funding Date applicable thereto, and each such Lender shall pay Agent such Lender’s Pro Rata Share of such requested Loan, in same day funds, by wire transfer to Agent’s account on such Funding Date. If any Lender fails to pay the amount of its Pro Rata Share within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower, and Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this Section 8.4 shall be without premium or penalty. Nothing in this Section 8.4 or elsewhere in this Agreement or the other Loan Documents, including the provisions of Section 8.5, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

8.5 Disbursements of Advances; Payment.

(a) Advances; Payments.

(i) Revolving Lenders shall refund or participate in the Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(c). If the Swing Line Lender declines to make a Swing Line Advance or if Swing Line Availability is zero, Agent shall notify Revolving Lenders, promptly after receipt of a Notice of Revolving Credit Advance and in any event prior to 1:00 p.m. (New York time) on the date such Notice of a Revolving Credit Advance is received, by fax, telephone or other similar form of transmission. Each Revolving Lender shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Section 1.1(e) not later than 3:00 p.m. (New York time) on the requested Funding Date in the case of an Index Rate Loans and not later than 11:00 a.m. (New York time) on the requested Funding Date in the case of a LIBOR Loan. After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to Borrower as designated by Borrower in the Notice of Revolving Credit Advance. All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii) At least once each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone or fax of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments and Advances required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender in Annex E or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations required to be funded by such Lender pursuant to this Agreement, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b) Availability of Lender’s Pro Rata Share. Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each Funding Date. If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind. If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent without premium or penalty. Nothing in this Section 8.5(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder, or to fund any purchase of any participation in any Swing Line Loan to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or fund the purchase of any such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders” or “Requisite Revolving Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.

SECTION 9.

MISCELLANEOUS

9.1 Indemnities. Borrower agrees to indemnify, pay, and hold Agent, each Lender, each L/C Issuer and their respective Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Loan Documents or Related Transactions; provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the bad faith, gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

9.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders, Requisite Revolving Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that increases the leverage multiplier set forth on Exhibit 6.2(d) with respect to the Leverage Limit shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower. No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent, Requisite Revolving Lenders and Borrower.

(c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased or the scheduled date of expiration of whose Commitments are postponed or extended); (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any affected Lender or postpone or extend the scheduled date of expiration of any Letter of Credit beyond the date set forth in clause (b) of the initial sentence of Section 1.1(d)(iv); (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender (which action shall be deemed only to affect those Lenders to whom such payments are made); (v) release any Guaranty or, except as otherwise permitted in Section 5.7 or Section 8.2(h), release all or substantially all of the Collateral (which actions shall be deemed to directly affect all Lenders); (vi) change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which actions shall be deemed to directly affect all Lenders); and (vii) amend or waive this Section 9.2 or the definitions of the terms “Requisite Lenders,” or “Requisite Revolving Lenders” or the term “Pro Rata Share” (which action shall be deemed to directly affect all Lenders). Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer, or of GE Capital in respect of any Swap Related Reimbursement Obligations, under this Agreement or any other Loan Document, including any release of any Guaranty or Collateral requiring a writing signed by all Lenders, shall be effective unless in writing and signed by Agent or L/C Issuer or GE Capital, as the case may be, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

9.3 Notices.

(a) Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the respective party as set forth below and otherwise to the party to be notified at its address specified opposite its name on the signature page of any applicable Assignment, (ii) posted to any E-SystemIntralinks® (to the extent such system is available and set up by or at the direction of the Agent or (prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.intralinks.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of the Agent in an appropriate location or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth in clause (i) above) shall not be sufficient or effective to transmit any such notice under this Subsection (a) unless such transmission is an available means to post to any E-System.

Notices shall be addressed as follows:

If to Borrower:	Accuro Healthcare Solutions, Inc.
14241 Dallas Parkway, Suite 800
Dallas, Texas 75254
ATTN: David Hagey
Fax: (972) 755-6507

With a copy to:	Vinson & Elkins L.L.P.
2001 Ross Ave., Suite 3800
Dallas, Texas 75201
ATTN: James A. Markus
Fax: (214) 999-7836

If to Agent or GE Capital:	GENERAL ELECTRIC
CORPORATION
500 West Monroe Street
Chicago, Illinois 60661
ATTN: Accuro Account Officer
Fax: (312) 441-7598

With a copy to:	GENERAL ELECTRIC CAPITAL
CORPORATION
201 Merritt 7
P.O. Box 5201
Norwalk, Connecticut 06851
ATTN: General Counsel
Global Sponsor Finance
Fax: (203) 956-4216

and

GENERAL ELECTRIC CAPITAL
CORPORATION
500 West Monroe Street
Chicago, Illinois 60661
ATTN: Corporate Counsel
Global Sponsor Finance
Fax: (312) 441-6876

If to a Lender:	To the address set forth on the signature page hereto or in the applicable Assignment Agreement

(b) Effectiveness. All communications described in Subsection (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, three (3) Business Days after being deposited in the mails and, (iv) if delivered by facsimile (other than to post to an E-System pursuant to Subsection (a)(ii) or (a)(iii) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Agent pursuant to Section 2 or Section 8 shall be effective until received by the Agent.

(c) Electronic Transmissions.

(i) Authorization. Subject to the provisions of Subsection (a), each of the Agent, the Borrower, the Lenders, the L/C Issuers and each of their authorized representatives is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each of Holdings, the Borrower and each Credit Party hereby acknowledges and agrees, and each of Holdings and the Borrower shall cause each other Credit Party to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(ii) Signatures. Subject to the provisions of Subsection (a) above, (A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(iii) Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to Subsections (a) and (b) and this Subsection (c), separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Credit Parties in connection with the use of such E-System.

(iv) LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION, AND EACH DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Holdings, the Borrower and each Credit Party agrees (and each of Holdings and the Borrower shall cause each other Credit Party to agree) that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

9.4 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

9.5 Marshaling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

9.6 Severability. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

9.7 Lenders’ Obligations Several; Independent Nature of Lenders’ Rights. The obligation of each Lender hereunder is several and not joint and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder. In the event that any Lender at any time should fail to make a Loan as herein provided, the Lenders, or any of them, at their sole option, may make the Loan that was to have been made by the Lender so failing to make such Loan. Nothing contained in any Loan Document and no action taken by Agent or any Lender pursuant hereto or thereto shall be deemed to constitute Lenders to be a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt.

9.8 Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

9.9 Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

9.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of all Lenders and any such purported assignment without such written consent shall be void.

9.11 No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to any Credit Party by Agent or any Lender. Borrower and each other Credit Party agree that neither Agent nor any Lender shall have liability to Borrower or any other Credit Party sounding in tort for losses suffered by Borrower or any other Credit Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the bad faith, gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Neither Agent nor any Lender shall have any liability with respect to, and Borrower and each other Credit Party hereby waive, release and agree not to sue for, any special, indirect or consequential damages suffered by Borrower and any other Credit Party in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.12 Construction. Agent, each Lender, Borrower and each other Credit Party acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Agent, each Lender, Borrower and each other Credit Party.

9.13 Confidentiality. Until two (2) years after the Termination Date, Agent and each Lender agree to exercise their commercially reasonable efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, or Persons employed by or engaged, by Agent, a Lender or any of their respective Affiliates or a Lender’s assignees or participants including attorneys, auditors and professional consultants. The confidentiality provisions contained in this Section 9.13 shall not apply to disclosures (i) required to be made by Agent or any Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Borrower. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Agent may provide to industry trade organizations information with respect to the Credit Facility that is necessary and customary for inclusion in league table measurements. The obligations of Agent and Lenders under this Section 9.13 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof. This Section 9.13 shall survive termination of this Agreement for a period of two (2) years thereafter.

9.14 CONSENT TO JURISDICTION. BORROWER AND CREDIT PARTIES HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO AGENT’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER AND CREDIT PARTIES EXPRESSLY SUBMIT AND CONSENT TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER AND CREDIT PARTIES HEREBY WAIVE PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER AND CREDIT PARTIES BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

9.15 WAIVER OF JURY TRIAL. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER, CREDIT PARTIES, AGENT AND EACH LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.16 Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loans, issuances of Letters of Credit and the execution and delivery of the Notes. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in Sections 1.8, 1.9 and 9.1 shall survive the repayment of the Obligations and the termination of this Agreement.

9.17 Entire Agreement. This Agreement, the Notes and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof (other than the GE Capital Fee Letter), and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, Schedules and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

9.18 Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of original, facsimile or pdf counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto.

9.19 Replacement of Lenders.

(a) Within fifteen (15) days after receipt by Borrower of written notice and demand from any Lender for payment pursuant to Section 1.8 or 1.9 or, as provided in Section 9.19(c), in the case of certain refusals by any Lender to consent to certain proposed amendments, modifications, terminations or waivers with respect to this Agreement that have been approved by Requisite Revolving Lenders, Requisite Lenders or all affected Lenders, as applicable (any such Lender demanding such payment or refusing to so consent being referred to herein as an “Affected Lender”), Borrower may, at its option, notify Agent and such Affected Lender of its intention to do one of the following:

(i) Borrower may obtain, at Borrower’s expense, a replacement Lender (“Replacement Lender”) for such Affected Lender, which Replacement Lender shall be reasonably satisfactory to Agent. In the event Borrower obtains a Replacement Lender that will purchase all outstanding Obligations owed to such Affected Lender and assume its Revolving Loan Commitments hereunder within ninety (90) days following notice of Borrower’s intention to do so, the Affected Lender shall sell and assign all of its rights and delegate all of its obligations under this Agreement to such Replacement Lender in accordance with the provisions of Section 8.1, provided that Borrower has reimbursed such Affected Lender for any administrative fee payable pursuant to Section 8.1 and, in any case where such replacement occurs as the result of a demand for payment pursuant to Section 1.8 or 1.9, paid all amounts required to be paid to such Affected Lender pursuant to Section 1.8 or 1.9 through the date of such sale and assignment; or

(ii) Borrower may, with Agent’s consent, prepay in full all outstanding Obligations owed to such Affected Lender and terminate such Affected Lender’s Pro Rata Share of the Revolving Loan Commitment and Pro Rata Share of the Term Loan Commitment, in which case the Revolving Loan Commitment and Term Loan Commitment will be reduced by the amount of such Pro Rata Share. Borrower shall, within ninety (90) days following notice of its intention to do so, prepay in full all outstanding Obligations owed to such Affected Lender (including, in any case where such prepayment occurs as the result of a demand for payment for increased costs, such Affected Lender’s increased costs for which it is entitled to reimbursement under this Agreement through the date of such prepayment), and terminate such Affected Lender’s obligations under the Revolving Loan Commitment and Term Loan Commitment.

(b) In the case of a Non-Funding Lender pursuant to Section 8.5(a), at Borrower’s request, Agent or a Person acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(c) If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”):

(i) requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) being referred to as a “Non-Consenting Lender”), then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request Agent, or a Person approved by Borrower (which approval shall not be required if an Event of Default has occurred and is continuing) and reasonably acceptable to Agent, shall have the right with Agent’s consent to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Revolving Loan Commitments of such Non-Consenting Lender for an amount equal to the principal balance of all Loans held by the Non-Consenting Lender and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

9.20 Delivery of Termination Statements and Mortgage Releases. On the Termination Date, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnitee asserting any damages, losses or liabilities that are indemnified liabilities hereunder, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

9.21 Subordination of Intercompany Debt.

(a) Each Credit Party hereby agrees that any intercompany Indebtedness or other intercompany payables or receivables, or intercompany advances directly or indirectly made by or owed to such Credit Party by any other Credit Party (collectively, “Intercompany Debt”), of whatever nature at any time outstanding shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations. Each Credit Party hereby agrees that it will not, while any Event of Default is continuing, accept any payment, including by offset, on any Intercompany Debt until the Termination Date, in each case, except with the prior written consent of Agent.

(b) In the event that any payment on any Intercompany Debt shall be received by a Credit Party other than as permitted by this Section 9.21 before the Termination Date, such Credit Party shall receive such payments and hold the same in trust for, segregate the same from its own assets and shall immediately pay over to, the Agent for the benefit of the Agent and Lenders all such sums to the extent necessary so that Agent and the Lenders shall have been paid in full, in cash, all Obligations owed or which may become owing.

(c) Upon any payment or distribution of any assets of any Credit Party of any kind or character, whether in cash, property or securities by set-off, recoupment or otherwise, to creditors in any liquidation or other winding-up of such Credit Party or in the event of any Proceeding, Agent and Lenders shall first be entitled to receive payment in full in cash, in accordance with the terms of the Obligations and of this Agreement, of all amounts payable under or in respect of such Obligations, before any payment or distribution is made on, or in respect of, any Intercompany Debt, in any such Proceeding, any distribution or payment, to which Agent or any Lender would be entitled except for the provisions hereof shall be paid by such Credit Party, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution directly to Agent (for the benefit of Agent and the Lenders) to the extent necessary to pay all such Obligations in full in cash, after giving effect to any concurrent payment or distribution to Agent and Lenders (or to Agent for the benefit of Agent and Lenders).

9.22 Patriot Act Notice. Each Lender subject to the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.) hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

SECTION 10.

AMENDMENT AND RESTATEMENT

10.1 Interrelationship with the Existing Credit Agreement. As stated in the preamble hereof, this Agreement is intended to amend and restate the provisions of the Existing Credit Agreement and, except as expressly modified herein, (x) all of the terms and provisions of the Existing Credit Agreement shall continue to apply for the period prior to the Closing Date, including any determinations of payment dates, interest rates, Events of Default or any amount that may be payable to Agent or the Lenders, (y) the Obligations under the Existing Credit Agreement shall from and after the Closing Date continue to be owing and be subject to the terms of this Agreement and (z) this Agreement shall not be deemed to evidence or result in a novation or repayment of the Revolving Loans under the Existing Credit Agreement and reborrowing hereunder, but Obligations under the Existing Credit Agreement and Liens securing payment and performance thereof shall in all respects be continuing as Obligations under this Agreement and Liens securing payment and performance thereof. All references in the other Loan Documents and the Loan Documents executed in connection with the Existing Credit Agreement to (i) the Existing Credit Agreement or the “Credit Agreement” shall be deemed to include references to this Agreement and (ii) the “Lenders” or a “Lender” or to the “Agent” shall mean such terms as defined in this Agreement. All Obligations of the Borrower under the Existing Credit Agreement shall be governed by this Agreement from and after the Closing Date. The Loan Documents delivered in connection with this Agreement shall supersede the corresponding Loan Documents delivered in connection with the Existing Credit Agreement. The Loan Documents executed in connection with the Existing Credit Agreement that are not superseded by corresponding Loan Documents executed and delivered in connection with this Agreement shall remain in full force and effect. All references to the Existing Credit Agreement in the Loan Documents executed in connection with the Existing Credit Agreement that are not expressly superseded by deliveries of such new Loan Documents shall be deemed to refer to this Agreement.

10.2 Confirmation of Existing Obligations. Borrower acknowledges and agrees that as of close of business on July 13, 2007, the outstanding principal balance of the Revolving Credit Advances outstanding under the Existing Credit Agreement was $43,803,517.34 and Borrower has no defense, counterclaim or setoff with respect to the payment thereof.

[Signature Pages Follow]

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

BORROWER:

ACCURO HEALTHCARE SOLUTIONS, INC.

By:	/s/ David D. Hagey
Name:	David D. Hagey
Title:	Senior Vice President, CFO & Treasurer

CREDIT PARTIES:

ACCURO, L.L.C.

By:	/s/ David D. Hagey
Name:	David D. Hagey
Title:	Senior Vice President, CFO & Treasurer

CLAIMSHOP MANAGEMENT, L.L.C.

By:	/s/ David D. Hagey
Name:	David D. Hagey
Title:	Senior Vice President, CFO & Treasurer

CLAIMSHOP.COM, LTD.

By:	Claimshop Management, L.L.C., a Texas
limited liability company, its general partner

By:	/s/ David D. Hagey
Name:	David D. Hagey
Title:	Senior Vice President, CFO & Treasurer

[Signature Page to Amended and Restated Credit Agreement]

INNOVATIVE MANAGED CARE SYSTEMS, LTD.

By:	Accuro Healthcare Solutions, Inc., a Delaware corporation, its general partner

By:	/s/ David D. Hagey
Name:	David D. Hagey
Title:	Senior Vice President, CFO & Treasurer

INNOVATIVE HEALTH SOLUTIONS, LLC

By:	/s/ David D. Hagey
Name:	David D. Hagey
Title:	Senior Vice President, CFO & Treasurer

CODECORRECT, LLC

By:	/s/ David D. Hagey
Name:	David D. Hagey
Title:	Senior Vice President, CFO & Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION,
as Agent, an L/C Issuer and a Lender

By:	/s/
Its Duly Authorized Signatory

LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Whitney M. Black
Name:	Whitney M. Black
Title:	Vice President

Address: LaSalle Bank National Association
135 S. LaSalle Street
Chicago, IL 60603
Attn: Dana Friedman
Fax: 312-904-6457
ABA No: 071000505
Account No: 1378018-7300
Bank: LaSalle Bank National Association
135 S. LaSalle Street
Chicago, IL 60603

[Signature Page to Amended and Restated Credit Agreement]

CIT HEALTHCARE LLC, as a Lender

By:	/s/ Joice Soendjojo
Name:	Joice Soendjojo
Title:	Vice President

Address: CIT Healthcare LLC
505 Fifth Ave, 6th Floor
New York, NY 10017
Fax: 800-514-2674
Tel: 212-771-9316
Attention: Joice Soendjojo
JPMorgan Chase
New York, NY
ABA#: 021000021
A/C Name: CIT HEALTHCARE LLC
A/C# 304-909629

[Signature Page to Amended and Restated Credit Agreement]

ORIX FINANCE CORP., as a Lender

By:	/s/ Kenneth E. Moore
Name:	Kenneth E. Moore
Title:	Managing Director

Address: ORIX Finance Corp.
1717 Main St., Suite 900
Dallas, TX 75201
Attn: Jeff Wells
Fax: 469-385-1374
ABA No: 043 000 261
Account No: 050-2481
Bank: Mellon Bank, N.A.
Pittsburgh, PA

[Signature Page to Amended and Restated Credit Agreement]

FIFTH THIRD BANK, as a Lender

By:	/s/ Jeffrey A. Thieman
Name:	Jeffrey A. Thieman
Title:	Vice President

Address:
38 Fountain Square Plaza
Cincinnati, OH 45263

Attn: Jeffrey A. Thieman
Fax: 419-885-0991
ABA No: 042000314
Account No: 89922553
Bank: Fifth Third Bank

[Signature Page to Amended and Restated Credit Agreement]

ANNEX A

to

CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

Acceptable Standby Letter of Credit means a standby letter of credit, issued by a bank or financial institution acceptable to Agent, in form and substance reasonably satisfactory to Agent, in an amount equal to 105% of the aggregate outstanding Letter of Credit Obligations to be available to Agent to reimburse payments of drafts drawn under outstanding Letters of Credit and to pay any Fees and expenses related thereto.

Account Debtor means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

Accounting Changes means: (a) changes in accounting principles required by GAAP and implemented by Holdings or any of its Subsidiaries; (b) changes in accounting principles recommended by Borrower’s certified public accountants and implemented by Borrower; and (c) changes in carrying value of Borrower’s or any of its Subsidiaries’ assets, liabilities or equity accounts resulting from (i) the application of purchase accounting principles (A.P.B. 16 and/or 17, FASB 141 and EITF 88-16 and FASB 109) to the Related Transactions or (ii) as the result of any other adjustments that, in each case, were applicable to, but not included in, the Pro Forma.

Accounts means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all healthcare insurance receivables, and (f) all collateral security of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

Additional Commitments has the meaning ascribed to it in Section 1.10(b).

Advances means any Revolving Credit Advance or Swing Line Advance, as the context may require.

Affected Lender has the meaning ascribed to it in Section 9.19(a).

Affiliate means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” with respect to any Credit Party shall specifically exclude Agent and each Lender and each unrelated portfolio company of Sponsor.

Agent means GE Capital in its capacity as Agent for Lenders or a successor agent.

Agreement means this Amended and Restated Credit Agreement (including all schedules, subschedules, annexes and exhibits hereto), as the same may be amended, supplemented, restated or otherwise modified from time to time.

Anti-Terrorism Laws has the meaning ascribed to it in Section 3.9.

Applicable Margins means collectively the Applicable Revolver Index Margin, the Applicable Revolver LIBOR Margin, the Applicable Term Loan Index Margin and the Applicable Term Loan LIBOR Margin.

Applicable Revolver Index Margin means the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

Applicable Revolver LIBOR Margin means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 1.2(a).

Applicable Term Loan Index Margin means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the Term Loan, as determined by reference to Section 1.2(a).

Applicable Term Loan LIBOR Margin means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term Loan, as determined by reference to Section 1.2(a).

Approved Fund means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Asset Disposition means the disposition whether by sale, lease, transfer, loss, damage, destruction, casualty, condemnation or otherwise of any of the following: (a) any of the Stock or other equity or ownership interest of any of Borrower’s Subsidiaries or (b) any or all of the assets of Borrower or any of its Subsidiaries other than sales and dispositions described in Section 5.7(a).

Assignment Agreement has the meaning ascribed to it in Section 8.1(a).

Bankruptcy Code means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

Borrower has the meaning ascribed to it in the preamble to the Agreement.

Borrowing Availability means as of any date of determination the lesser of (i) the Maximum Amount less the sum of the Revolving Loan then outstanding (including, without duplication, the outstanding balance of Letter of Credit Obligations and the Swing Line Loan then outstanding) and (ii) the Leverage Limit less Funded Debt.

Business Day means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York or Texas and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

Capex Limit has the meaning ascribed to it in Section 6.1.

Capital Expenditures has the meaning ascribed to it in Section 6.1(a) of Schedule 1 to Annex F.

Capital Lease means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

Capital Lease Obligation means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

Carry Over Amount has the meaning ascribed to it Section 6.1(a).

Cash Equivalents means: (i) marketable securities (A) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (B) issued by any agency of the United States government the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after acquisition thereof and having, at the time of acquisition, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that is at least (A) “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (B) has Tier 1 capital (as defined in such regulations) of not less than $250,000,000, in each case maturing within one year after issuance or acceptance thereof; and (v) shares of any money market mutual or similar funds that (A) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (B) has net assets of not less than $500,000,000 and (C) has the highest rating obtainable from either S&P or Moody’s.

Certificate of Exemption has the meaning ascribed to it in Section 1.9(c).

Change of Control means any event, transaction or occurrence as a result of which (a) the Sponsor ceases to own and control all of the economic and voting rights associated with ownership of at least sixty percent (60%) of all classes of the outstanding Stock of Holdings on a fully diluted basis, (b) Holdings ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of Borrower or (c) Borrower ceases to own and control all of the economic and voting rights associated with all of the outstanding Stock of any of its Subsidiaries.

Charges means all federal, state, county, city, municipal, local, foreign or other governmental premiums and other amounts (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

Chattel Paper means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

Claimshop Management means Claimshop Management, L.L.C., a Texas limited liability company.

Closing Checklist means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex C.

Closing Date means July 16, 2007.

Code means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

Collateral means the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations or any portion thereof.

Collateral Documents means the Security Agreement, the Pledge Agreements, the Guaranties, the Patent Security Agreements, the Trademark Security Agreements, the Copyright Security Agreements and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations or any portion thereof.

Commitment Termination Date means the earliest of (a) July 16, 2013, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 7.3, and (c) the date of (i) indefeasible prepayment in full by Borrower of the Loans, (ii) the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization or the backing with an Acceptable Standby Letter of Credit of all Letter of Credit Obligations pursuant to and in the amount required by Section 1.5(g), and (iii) the permanent reduction of the Revolving Loan Commitments to zero dollars ($0).

Commitments means (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment and Term Loan Commitment as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments and Term Loan Commitments, which aggregate commitments shall be One Hundred Twenty Million Dollars ($120,000,000) on the Closing Date, as such commitments may be increased pursuant to Section 1.10 hereof and reduced, amortized or adjusted from time to time in accordance with this Agreement.

Compliance, Pricing and Excess Cash Flow Certificate has the meaning ascribed to it in Section 6.2(o).

Computation Period has the meaning ascribed to it in Section 6.1(d).

Consolidated Net Income has the meaning ascribed to it in Schedule 2 to Annex F.

Contingent Obligation means, as applied to any Person, any direct or indirect liability of that Person: (i) with respect to Guaranteed Indebtedness and with respect to any Indebtedness, lease, dividend or other obligation of another Person if the purpose or intent of the Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any foreign exchange contract, currency swap agreement, interest rate swap agreement (including Interest Rate Agreements) or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, (iv) under any agreement, contract or transaction involving commodity options or future contracts, (v) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement, or (vi) pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

Contractual Obligations means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

Control Agreement means a tri-party deposit account, securities account or commodities account control agreements by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory to Agent and in any event providing to Agent “control” of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the Code.

Copyright License means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to such Credit Party to use any Copyright or Copyright registration owned by a third party.

Copyright Security Agreements means the Copyright Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

Copyrights means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (b) all reissues, extensions or renewals thereof.

Credit Parties means Holdings, Borrower and each other Person (i) which executes this Agreement as a “Credit Party,” (ii) which executes a Guaranty, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to Agent for the benefit of itself and Lenders.

Current Assets means, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

Current Liabilities means, with respect to any Person, all liabilities that should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding the current portion of long-term debt required to be paid within one year and the aggregate outstanding principal balances of the Revolving Loan and the Swing Line Loan.

Default means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

Default Rate has the meaning ascribed to it in Section 1.2(d).

Disbursement Account has the meaning ascribed to it in Section 1.1(e).

Disclosure Schedules means the Schedules prepared by Borrower and denominated as Schedules 3.1(a) through 5.9 in the index to the Agreement.

Dividend means collectively (i) the participating distribution to be paid to preferred and common members of Holdings and (ii) the bonus to be paid to option holders in lieu of an adjustment in the terms of their award, in each case on or about the Closing Date and in the aggregate amount not to exceed $56,000,000.

Documents means any “document,” as such term is defined in the Code, including electronic documents, now owned or hereafter acquired by any Credit Party, wherever located.

Dollars or $ means lawful currency of the United States of America.

Domestic Credit Parties means any Credit Party organized under the laws of a jurisdiction in the United States of America.

Domestic Subsidiaries means any Subsidiary organized under the laws of a jurisdiction in the United States of America.

EBITDA has the meaning ascribed to it in Schedule 2 to Annex F.

Electronic Transmission means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

Environmental Laws means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any legally binding applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety and the environment (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

Environmental Liabilities means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

Environmental Permits means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

Equipment means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all regulations promulgated thereunder.

ERISA Affiliate means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer under Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the IRC.

ERISA Event means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043 of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

E-Signature means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

E-System means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent or any other Person, providing for access to data protected by passcodes or other security system.

Event of Default has the meaning ascribed to it in Section 7.1.

Excess Cash Flow has the meaning ascribed to it in Schedule 2 to Annex F.

Excluded Tax has the meaning ascribed to it in Section 1.9(a).

Existing Credit Agreement has the meaning ascribed thereto in the recitals to the Agreement.

Fair Labor Standards Act means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

Federal Funds Rate means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

Federal Reserve Board means the Board of Governors of the Federal Reserve System.

Fees means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

Field Review has the meaning ascribed to it in Section 4.3.

Financial Statements means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Holdings and its Subsidiaries delivered in accordance with Section 6.2.

Fiscal Month means any of the monthly accounting periods of Holdings of each Fiscal Year.

Fiscal Quarter means any of the quarterly accounting periods of Holdings, ending on March 31, June 30, September 30 and December 31 of each year.

Fiscal Year means any of the annual accounting periods of Holdings ending on December 31 of each year.

Fixtures means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

Foreign Lender has the meaning ascribed to it in Section 1.9(c).

Foreign Subsidiary means any direct or indirect Subsidiary of Holdings organized under the laws of a jurisdiction outside of the United States.

Fund means any Person other than a natural person that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

Funded Debt means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations (including Letter of Credit Obligations) and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

Funding Date has the meaning ascribed to it in Section 2.2.

GAAP means generally accepted accounting principles in the United States of America, consistently applied.

GE Capital has the meaning ascribed to it in the Preamble.

GE Capital Fee Letter has the meaning ascribed to it in Section 1.3(a).

General Intangibles means “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contractual Obligation, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), causes of action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

Goods means any “goods,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Guaranteed Indebtedness means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of

(x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

Guaranties means, collectively, the Holdings Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

Guarantors means Holdings, each Domestic Subsidiary of Holdings and Borrower, and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

Hazardous Material means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “dangerous goods,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

Holdings has the meaning ascribed thereto in the recitals to the Agreement.

Holdings Guaranty means the guaranty of dated as of January 20, 2006 executed by Holdings in favor of Agent, on behalf of itself and Lenders.

Holdings Pledge Agreement means the Pledge Agreement dated as of January 20, 2006 executed by Holdings in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Domestic Subsidiaries.

Increased Commitment Agreement has the meaning ascribed to it in Section 1.10(d).

Indebtedness means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred six (6) months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all net payment obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, (including Interest Rate Agreements), cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, (i) “earnouts” and similar payment obligations excluding bonus, phantom stock or other similar compensation payments owed to employees, or officers and incurred in the ordinary course of business other than the earnouts described on Schedule 5.1 hereto, and (j) the Obligations.

Indemnitees has the meaning ascribed to it in Section 9.1.

Index Rate means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

Index Rate Loan means a Loan or portion thereof bearing interest by reference to the Index Rate.

Innovative Health Solutions means Innovative Health Solutions, LLC, a New Jersey limited liability company.

Instruments means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

Intellectual Property means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

Intercompany Debt has the meaning ascribed to it in Section 9.21.

Interest Expense has the meaning ascribed to it in Schedule 2 to Annex F.

Interest Payment Date means (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; provided, that in the case of any LIBOR Period greater than three months in duration, interest shall be payable at three month intervals and on the last day of such LIBOR Period; and provided further that, in addition to the foregoing, each of (x) the date upon which all of the Revolving Loan Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

Interest Rate Agreement means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Borrower against fluctuations in interest rates entered into between Borrower and any Lender or a Person which is an Affiliate of a Lender at the time of such agreement with prior notice thereof to Agent.

Inventory means any “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

Investment means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable due from that other Person that are not current assets and did not arise from sales to that other Person in the ordinary course of business. For purposes of calculating Investments under Section 5.3(m), the amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

Investment Property means all “investment property,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including: (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

IRC means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

IRS means the United States Internal Revenue Service.

L/C Issuer means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent and reasonably satisfactory to Agent and Borrower, in such Person’s capacity as an issuer of Letters of Credit hereunder.

L/C Sublimit has the meaning ascribed to it in Section 1.1(d).

Lenders means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

Letters of Credit means documentary or standby letters of credit issued for the account of Borrower or any of its Subsidiaries by L/C Issuers, for which Agent and Lenders have incurred Letter of Credit Obligations. The term does not include a Swap Related L/C.

Letter of Credit Fee has the meaning ascribed to it in Section 1.3(c).

Letter of Credit Obligations means all outstanding obligations incurred by Agent and Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(d) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

Leverage Limit has the meaning ascribed to it in Exhibit 6.2(d).

Leverage Limit Certificate has the meaning ascribed to it in Section 6.2(d).

Leverage Ratio has the meaning ascribed to it in Section 6.1(c) of Schedule 1 to Annex F.

LIBOR Breakage Costs means (i) an amount equal to the amount of any losses, expenses, liabilities (including, without limitation, any loss (including interest paid) and lost opportunity cost (consisting of the present value of the difference between the LIBOR Rate in effect for the Interest Period and any lower LIBOR Rate in effect at the time of prepayment for the remainder of that Interest Period) in connection with the re-employment of such funds) that any Lender may sustain as a result of (a) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (b) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise) and (ii) an administrative fee in an amount equal to $250.00. For purposes of calculating amounts payable to a Lender under Section 1.3(d), each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at LIBOR in an amount equal to the amount of that LIBOR Loan and having a maturity and repricing characteristics comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under Section 1.3(d).

LIBOR Business Day means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

LIBOR Loans means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

LIBOR Period means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to the Agreement and ending one, two, three or six months thereafter, as selected by Borrower’s irrevocable notice to Agent as set forth in Section 1.2(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) any LIBOR Period that would otherwise extend beyond the date set forth in clause (a) of the definition of “Commitment Termination Date” shall end two (2) LIBOR Business Days prior to such date;

(c) any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan;

(e) Borrower shall select LIBOR Periods so that there shall be no more than 5 separate LIBOR Loans in existence at any one time; and

(f) no LIBOR Period may be selected for any portion of the Term Loan if a Scheduled Installment for the Term Loan is payable during such LIBOR Period and the portion of the Term Loan which constitutes an Index Rate Loan does not equal or exceed the amount of such Scheduled Installment.

LIBOR Rate means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a) the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is two (2) LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities”) in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System.

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be available to Agent.

License means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

Lien means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

Litigation has the meaning ascribed to it in Section 6.2(k).

Loan Account has the meaning ascribed to it in Section 1.7.

Loan Documents means the Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter, the subordination provisions applicable to any Subordinated Debt and intercreditor provisions applicable to any Indebtedness that is pari passu in right of payment to the Obligations and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments and contracts whether heretofore, now or hereafter executed by or on behalf of any Credit Party and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

Loans means the Revolving Loan, the Swing Line Loan and the Term Loan.

Master Standby Agreement means the Master Agreement for Standby Letters of Credit dated as of January 20, 2006 between Borrower, as Applicant, and GE Capital, as Issuer, as the same may be amended, restated, modified and/or supplemented from time to time including, without limitation, by joinder thereto.

Material Adverse Effect means a material adverse effect on (a) the business, assets, operations or financial condition of the Credit Parties considered as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, (c) the Collateral or Agent’s Liens, on behalf of itself and Lenders, or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

Maximum Amount means, as of any date of determination, an amount equal to the Revolving Loan Commitment of all Lenders as of that date.

Maximum Lawful Rate has the meaning ascribed to it in Section 1.2(f).

Moody’s means Moody’s Investors Services, Inc.

Multiemployer Plan means a “multiemployer plan” as defined in Section (3)(7) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make in the past five years contributions on behalf of participants who are or were employed by any of them or withdrawal liability payments.

Net Proceeds means cash proceeds received by Borrower or any of its Subsidiaries from any Asset Disposition (including insurance proceeds, awards of condemnation, and payments under notes or other debt securities received in connection with any Asset Disposition), net of (a) the costs of such Asset Disposition (including taxes attributable to such sale, lease or transfer) and any commissions and other customary transaction fees, costs and expenses), other than any costs payable to any Affiliate of a Credit Party (b) amounts applied to repayment of Indebtedness (other than the Obligations) secured by a Lien permitted under the Agreement on the asset or property disposed, and (c) any amounts required to be held in escrow until such time as such amounts are released from escrow whereupon such amounts shall be considered Net Proceeds.

Non-Consenting Lender has the meaning ascribed to it in Section 9.19(c).

Non-Excluded Taxes has the meaning ascribed to it in Section 1.9(a).

Non-Funding Lender has the meaning ascribed to it in Section 8.5(a).

Notes means, collectively, the Revolving Notes, the Swing Line Note and the Term Notes.

Notice of Conversion/Continuation has the meaning ascribed to it in Section 1.2(e).

Notice Date has the meaning ascribed to it in Section 6.1(d).

Notice of Revolving Credit Advance has the meaning ascribed to it in Section 1.1(b).

Obligations means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including obligations pursuant to Interest Rate Agreements and Letter of Credit Obligations, owing by any Credit Party to Agent, any Lender or any Affiliate of a Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Swap Related Reimbursement Obligations, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

Other Lender has the meaning ascribed to it in Section 8.5(d).

Other Taxes has the meaning ascribed to it in Section 1.9(a).

Patent License means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to such Credit Party with respect to any invention on which a Patent owned by a third party is in existence.

Patent Security Agreements means the Patent Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

Patents means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

PBGC means the Pension Benefit Guaranty Corporation.

Permitted Acquisition means any Proposed Acquisition satisfying each of the following conditions: (a) the aggregate amounts payable in connection with, and other consideration for (in each case, including all transaction costs and all Indebtedness, liabilities and Contingent Obligations incurred or assumed in connection therewith), such Proposed Acquisition and all other Permitted Acquisitions consummated on or prior to the date of the consummation of such Proposed Acquisition shall not exceed $50,000,000 in the aggregate; provided that the portion of such Proposed Acquisition funded solely with proceeds of equity contributions or equity and Subordinated Debt (solely consisting of seller financing) shall not apply to the limitation set forth in this clause (a), (b) the Agent shall have received reasonable advance notice of such Proposed Acquisition including a reasonably detailed description thereof at least 20 days prior to the consummation of such Proposed Acquisition (or such later date as may be agreed by the Agent) and on or prior to the date of such Proposed Acquisition, the Agent shall have received copies of the acquisition agreement and related Contractual Obligations and other documents (including financial information and analysis, environmental assessments and reports, opinions, certificates and lien searches) and information reasonably requested by the Agent, (c) as of the date of consummation of any transaction as part of such Proposed Acquisition and after giving effect to all transactions to occur on such date as part of such Proposed Acquisition, all conditions set forth in clauses (a) and (b) of Section 2.2 shall be satisfied or duly waived and, after giving effect to such Permitted Acquisition, Holdings shall be in compliance with the financial covenants set forth in Section 6.1 on a pro forma basis as of the last day of the last Fiscal Quarter for which Financial Statements have been delivered hereunder and (d) Borrower shall have Borrowing Availability and/or cash on hand of not less than $5,000,000 after giving effect to such Proposed Acquisition.

Permitted Encumbrances means the following Liens: (a) Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, excluding federal income tax Liens and Liens in favor of the PBGC under ERISA; (b) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law which were incurred in the ordinary course of business and which have not arisen to secure Indebtedness for borrowed money, such as carriers’, materialmen’s, warehousemen’s and mechanics’ Liens, statutory and common law landlord’s Liens, and other similar Liens arising in the ordinary course of business, and which either (1) do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries or (2) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or asset subject to such Lien; (c) Liens created by or pursuant to this Agreement, the Collateral Documents or the other Loan Documents; (d) Liens in existence on the Closing Date which are listed, and the property subject thereto described, on Schedule 5.2, without giving effect to any extensions or renewals thereof; (e) Liens arising from judgments, decrees, awards or attachments in circumstances not constituting an Event of Default, provided that the amount of cash and property (determined on a fair market value basis) deposited or delivered to secure the respective judgment or decree or subject to attachment shall not exceed $1,000,000 or the Dollar Equivalent thereof in the aggregate at any time; (f) Liens (other than any Lien imposed by ERISA) (1) incurred or deposits made in the ordinary course of business in connection with general insurance maintained by the Borrower and its Subsidiaries, (2) incurred or deposits made in the ordinary course of business of the Borrower and its Subsidiaries in connection with workers’ compensation, unemployment insurance and other types of social security, (3) to secure the performance by the Borrower and its Subsidiaries of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) to the extent incurred in the ordinary course of business, (4) to secure the performance by the Borrower and its Subsidiaries of leases of Real Property, to the extent incurred or made in the ordinary course of business consistent with past practices, and (5) evidenced by other deposits not to exceed $1,000,000 in the aggregate; (g) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business not interfering in any material respect with the business of the Borrower or any of its Subsidiaries; (h) easements, rights-of-way, restrictions, minor defects or irregularities in title, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries; (i) Liens arising from precautionary UCC financing statements regarding operating leases; (j) Liens created pursuant to or in connection with leases or Capital Leases permitted pursuant to this Agreement, provided that (1) such Liens only serve to secure the payment of rent or Indebtedness arising under such leases or Capital Leases and (2) the Liens encumbering the assets leased or purported to be leased under such leases or Capital Leases do not encumber any other assets of the Borrower or any of its Subsidiaries (other than letters of credit, payment undertaking agreements, guaranteed investment contracts, deposits of cash or Cash Equivalents and other credit support arrangements, in each case having an aggregate value not exceeding the fair market value of the assets leased or purported to be leased under such leases or Capital Leases (each of such values determined at the time when the lease agreement relating to the relevant lease or Capital Lease is signed and delivered)); (k) (1) those liens, encumbrances, hypothecs and other matters affecting title to any Real Property and found reasonably acceptable by the Agent or insured against by title insurance, (2) as to any particular Real Property at any time, such easements, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which would not reasonably be expected to materially impair such Real Property for the purpose for which it is held by the mortgagor or grantor thereof, or the lien or hypothec held by the Agent, (3) zoning and other municipal ordinances which are not violated in any material respect by the existing improvements and the present use made by the mortgagor or grantor thereof of the premises, (4) general real estate taxes and assessments not yet delinquent, (5) any Lien that would be disclosed on a true, correct and complete survey of the Real Property that does not materially affect the use or enjoyment of the Real Property as it is currently being used, and (6) such other similar items as the Agent may consent to (such consent not to be unreasonably withheld); (l) Liens arising pursuant to purchase money mortgages or security interests securing Indebtedness representing the purchase price (or financing of the purchase price within 90 days after the respective purchase) of assets acquired after the Closing Date, provided that (1) any such Liens attach only to the assets so purchased, upgrades thereon and, if the asset so purchased is an upgrade, the original asset itself (and such other assets financed by the same financing source), (2) the Indebtedness (other than Indebtedness incurred from the same financing source to purchase other assets and excluding Indebtedness representing obligations to pay installation and delivery charges for the property so purchased) secured by any such Lien does not exceed 100% of the lesser of the fair market value or the purchase price of the property being purchased at the time of the incurrence of such Indebtedness and (3) the Indebtedness secured thereby is permitted to be incurred pursuant to this Agreement; (m) Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business; and (n) rights of setoff upon deposits of cash in favor of banks or other depository institutions as permitted by any Control Agreement or, with respect to deposits of cash not subject to a Control Agreement, customary rights of setoff in favor of such banks or depository institutions; and (o) Liens securing Indebtedness or leases that refinance, refund, extend, renew and/or replace Indebtedness or leases secured by Liens described in clauses (a) through (n) above.

Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

Plan means, at any time, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of its employees.

Pledge Agreements means the Borrower Pledge Agreement, the Holdings Pledge Agreement and any other pledge agreement entered into after the Closing Date by any Credit Party.

Pro Forma means the unaudited consolidated balance sheet and income statement of Holdings and its Subsidiaries as of the Closing Date after giving effect to the Related Transactions prepared with any deviations from GAAP acceptable to Agent. The Pro Forma is annexed hereto as Annex D.

Pro Rata Share means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 8.1.

Proceeding means a proceeding under the United States Bankruptcy Code, or any similar law in any jurisdiction, in which any Credit Party or any Subsidiary thereof is a debtor.

Projections means Holdings’ and its Subsidiaries’ forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, which profit and loss statements shall be prepared on a Subsidiary by Subsidiary or division-by-division basis, if applicable, and otherwise consistent with the historical Financial Statements of Holdings, together with appropriate supporting details and a statement of underlying assumptions.

Proposed Acquisition means (a) any proposed acquisition that is consensual and approved by the board of directors of such Proposed Acquisition Target, of all or substantially all of the assets or Stock of any Proposed Acquisition Target by the Borrower or any Subsidiary of the Borrower (or by Holdings to the extent such assets and Stock are transferred to the Borrower or any Subsidiary of the Borrower contemporaneously with such acquisition) or (b) any proposed merger of any Proposed Acquisition Target with or into the Borrower or any Subsidiary of the Borrower (and, in the case of a merger with the Borrower, with the Borrower being the surviving corporation).

Proposed Acquisition Target means any Person or any brand, line of business, division, branch, operating division or other unit operation of any Person; provided that such Proposed Acquisition Target (i) has no material assets located outside of the United States and comprising a business, or those assets of a business, of the type engaged in by Borrower or any other Credit Party as of the Closing Date or businesses related, ancillary or incidental thereto, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrower prior to the Permitted Acquisition of such Proposed Acquisition Target and (ii) if the aggregate purchase price for the Permitted Acquisition of such Proposed Acquisition Target is in excess of $10,000,000, shall not have incurred an operating loss for the trailing six-month period preceding the date of the Permitted Acquisition of such Proposed Acquisition Target, as determined based upon the Proposed Acquisition Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within sixty (60) days prior to the date of consummation of such Permitted Acquisition.

Proposed Change has the meaning ascribed to it in Section 9.19(c).

Qualified Assignee means (a) any Lender, any Affiliate of any Lender and an Approved Fund, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that (i) no Person that (directly or through an Affiliate) holds a cash Investment in the equity of any Credit Party in excess of 20% of its cash Investment in the Loans shall be a Qualified Assignee and (ii) no Person acting in the capacity of a vulture fund or distressed debt purchaser, as determined by Agent and, so long as no Event of Default has occurred and is continuing, Borrower, shall be a Qualified Assignee.

Qualified Plan means a Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

Real Estate has the meaning ascribed to it in Section 3.14.

Refunded Swing Line Loan has the meaning ascribed to it in Section 1.1(c)(iii).

Related Transactions means the initial borrowing under the Revolving Loan, if any, and the Term Loan on the Closing Date, the funding the Dividend, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

Related Transactions Documents means the Loan Documents and all other agreements or instruments executed in connection with the Related Transactions.

Release means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

Replacement Lender has the meaning ascribed to it in Section 9.19(a).

Requisite Lenders means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.

Requisite Revolving Lenders means Lenders having (a) more than 50% of the Revolving Loan Commitments of all Lenders, or (b) if the Revolving Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Revolving Loan (with the Swing Line Loan being attributed to the Lender making such Loan).

Responsible Officer means any Person holding the title of Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, Treasurer, or Vice-President-Finance.

Restricted Payment means, with respect to any Credit Party (a) the payment of any dividend or any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of Holdings other than payment of compensation in the ordinary course of business to Stockholders who are employees of Holdings; and (g) any payment of management fees (or other fees of a similar nature) or out-of-pocket expenses in connection with any management services, consulting or like agreement by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

Revolving Credit Advance has the meaning ascribed to it in Section 1.1(b).

Revolving Lenders means those Lenders having a Revolving Loan Commitment.

Revolving Loan(s) means, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding to Borrower (including Swing Line Advances) plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower. Unless the context otherwise requires, references to the outstanding principal balance of the Revolving Loan shall include the outstanding balance of Letter of Credit Obligations.

Revolving Loan Commitment means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances or incur its Pro Rata Share of Letter of Credit Obligations (including, in the case of the Swing Line Lender, its commitment to make Swing Line Advances as a portion of its Revolving Loan Commitment) as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances (including, in the case of the Swing Line Lender, Swing Line Advances) or incur Letter of Credit Obligations, which aggregate commitment shall be Twenty Million Dollars and Zero Cent ($20,000,000) on the Closing Date, as such amount may be increased pursuant to Section 1.10 hereof and adjusted, if at all, from time to time in accordance with the Agreement.

Revolving Notes has the meaning ascribed to it in Section 1.1(b).

S&P means Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc.

Security Agreement means the Security Agreement dated as of January 20, 2006 entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party that is a signatory thereto.

Settlement Date has the meaning ascribed to it in Section 8.5(a)(ii).

Software means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

Solvent means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would be reasonably be expected to become an actual or matured liability.

Sponsor means Welsh, Carson, Anderson & Stowe IX, LP or its Affiliates.

Statement has the meaning ascribed to it in Section 6.2(b).

Stock means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

Stockholder means, with respect to any Person, each holder of Stock of such Person.

Subordinated Debt means any Indebtedness of any Credit Party subordinated to the Obligations as to right and time of payment and as to any other rights and remedies thereunder and having such other terms as are satisfactory to Agent and Requisite Revolving Lenders.

Subsidiary means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

Subsidiary Guaranty means the Subsidiary Guaranty dated as of January 20, 2006 executed by one or more Subsidiaries of Borrower in favor of Agent, on behalf of itself and Lenders.

Swap Related L/C means a letter of credit or other credit enhancement provided by GE Capital to the extent supporting the payment obligations by Borrower under an interest rate protection or hedging agreement or transaction (including, but not limited to, Interest Rate Agreements, interest rate swaps, caps, collars, floors and similar transactions) designed to protect or manage exposure to the fluctuations in the interest rates applicable to any of the Loans, and which agreement or transaction Borrower entered into as the result of a specific referral pursuant to which GE Capital, GE Corporate Financial Services, Inc. or any other Affiliate of GE Capital had arranged for Borrower to enter into such agreement or transaction. The term includes a Swap Related L/C as it may be increased from time to time fully to support Borrower’s payment obligations under any and all such interest rate protection or hedging agreements or transactions.

Swap Related Reimbursement Obligation has the meaning ascribed to it in Section 1.2A.

Swing Line Advance has the meaning ascribed to it in Section 1.1(c).

Swing Line Availability has the meaning ascribed to it in Section 1.1(c).

Swing Line Commitment means the commitment of the Swing Line Lender to make Swing Line Advances as set forth on Annex B to the Agreement, which commitment constitutes a subfacility of the Revolving Loan Commitment of the Swing Line Lender.

Swing Line Lender means GE Capital.

Swing Line Loan means at any time, the aggregate amount of Swing Line Advances outstanding to Borrower.

Swing Line Note has the meaning ascribed to it in Section 1.1(c).

Tax Returns means all reports, returns, information returns, claims for refund, elections, estimated Tax filings or payments, requests for extension, documents, statements, declarations and certifications and other information required to be filed with respect to Taxes, including attachments thereto and amendments thereof.

Taxes has the meaning ascribed to it in Section 1.9(a).

Term Lenders means those Lenders having Term Loan Commitments.

Term Loan has the meaning ascribed to it in Section 1.1(a).

Term Note has the meaning ascribed to it in Section 1.1(a).

Term Loan Commitment means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan (as set forth on Annex B) in the maximum aggregate amount set forth in Section 1.1(a) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term Loan, as such Term Loan Commitment may be increased pursuant to Section 1.10 hereof. The Term Loan Commitment with respect to the Term Loan shall reduce automatically by the amount prepaid or repaid in respect of such Term Loan (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of clause (a) of this definition).

Termination Date means the date on which (a) the Loans have been repaid in full, (b) all other Obligations under the Agreement and the other Loan Documents have been completely discharged (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted), (c) all Letter of Credit Obligations have been cash collateralized in the amount set forth in Section 1.5(g), cancelled or, with the consent of Agent in each instance, backed by an Acceptable Standby Letter of Credit, (d) all Revolving Loan Commitments have been terminated and (e) Agent and Lenders have been released by Credit Parties of all claims against Agent and Lenders under the Loan Documents.

Title IV Plan means a Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA or Section 412 of the IRC, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

Trademark Security Agreements means the Trademark Security Agreements made in favor of Agent, on behalf of itself and Lenders, by each applicable Credit Party.

Trademark License means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to such Credit Party to use any Trademark owned by a third party.

Trademarks means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, internet domain names, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

Unfunded Pension Liability means, at any time, the aggregate amount, if any, of the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for purposes of determining the funded status of such Title IV Plan under Section 412 of the IRC.

Welfare Plan means a Plan described in Section 3(l) of ERISA.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth or referred to in this Annex A. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Definitions of agreements and instruments in Annex A shall mean and refer to such agreements and instruments as amended, modified, supplemented, restated, substituted or replaced from time to time in accordance with their respective terms and the terms of this Agreement and the other Loan Documents.

ANNEX B (from Annex A –Commitments definition)

to

CREDIT AGREEMENT

PRO RATA SHARES AND COMMITMENT AMOUNTS

Lender(s)
Revolving Loan Commitments: (including a Swing Line Commitment of $2,000,000)
$5,500,000	General Electric Capital Corporation

$2,000,000	LaSalle Bank National Association

$5,000,000	CIT Healthcare LLC

$2,500,000	Orix Finance Corp.

$5,000,000	Fifth Third Bank

Term Loan Commitments:

$34,500,000	General Electric Capital Corporation

$ 8,000,000	LaSalle Bank National Association

$25,000,000	CIT Healthcare LLC

$12,500,000	Orix Finance Corp.

$20,000,000	Fifth Third Bank

B-1

EXHIBIT 1.1(a)

to

CREDIT AGREEMENT

FORM OF TERM NOTE

Chicago, Illinois

, 200	$___,___,____________ __, ____

FOR VALUE RECEIVED, the undersigned, ACCURO HEALTHCARE SOLUTIONS, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to ___________________ (“Lender”) at the offices of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Agent for Lenders (“Agent”), at its address at ________________________________, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of __________________________ DOLLARS AND _____ CENTS ($___,___,___). All capitalized terms used but not otherwise defined herein have the meanings given to them in the “Credit Agreement” (as hereinafter defined) or in Annex A thereto.

This Term Note is one of the Term Notes issued pursuant to that certain Amended and Restated Credit Agreement dated as of July 16, 2007 by and among Borrower, the other Persons named therein as Credit Parties, Agent, Lender and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits and schedules thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The principal balance of the Term Loan, the rates of interest applicable thereto and the date and amount of each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Term Note.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference.

If any payment on this Term Note becomes due and payable on a day other than a Business Day, the payment thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Upon and after the occurrence of any Event of Default, this Term Note may, as provided in the Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by Borrower), be declared, and immediately shall become, due and payable.

Exh. 1.1(a) - 1

Time is of the essence of this Term Note.

Except as provided in the Credit Agreement, this Term Note may not be assigned by Lender to any Person.

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

[To be used when this Term Note replaces an existing Term Note: This Term Note is issued in [full/partial] substitution for and replacement of, but not in payment of the Term Note of Borrower dated _______, payable to the order of ___________ in the original principal amount of _________ DOLLARS and ___ CENTS ($________)]

ACCURO HEALTHCARE SOLUTIONS, INC., as Borrower

By:
Name:
Title:

Exh. 1.1(a) - 2

EXHIBIT 1.1(b)(1)

to

CREDIT AGREEMENT

FORM OF REVOLVING NOTE

Chicago, Illinois

___________, 200_	$___,___,_________ __, ____

FOR VALUE RECEIVED, the undersigned, ACCURO HEALTHCARE SOLUTIONS, INC., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to _______________________ (“Lender”), at the offices of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Agent for Lenders (“Agent”), at its address at 500 West Monroe Street, Chicago, Illinois 60661, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of _______________________ DOLLARS AND _______ CENTS ($            ,___,___) or, if less, the aggregate unpaid amount of all Revolving Credit Advances made by or on behalf of Lender to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement or in Annex A thereto.

This Revolving Note is one of the Revolving Notes issued pursuant to that certain Amended and Restated Credit Agreement dated as of July 16, 2007 by and among Borrower, the other Credit Parties signatory thereto, Agent, Lender and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits, schedules and joinder agreements thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents referred to therein. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The date and amount of each Revolving Credit Advance made by Lenders to Borrower, the rates of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Revolving Note in respect of the Revolving Credit Advances made by Lender to Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference.

If any payment on this Revolving Note becomes due and payable on a day other than a Business Day, the payment thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Exh. 1.1(b)(1) - 1

Upon and after the occurrence of any Event of Default, this Revolving Note may, as provided in the Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by Borrower), be declared, and immediately shall become, due and payable.

Time is of the essence of this Revolving Note.

Except as provided in the Credit Agreement, this Revolving Note may not be assigned by Lender to any Person.

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

[To be used when this Revolving Note replaces an existing Revolving Note: This Revolving Note is issued in [full/partial] substitution for and replacement of, but not in payment of the Revolving Note of Borrower dated _______, payable to the order of ___________ in the original principal amount of _________ DOLLARS and ___ CENTS ($________)]

ACCURO HEALTHCARE SOLUTIONS, INC., as Borrower

By:
Name:
Title:

Exh. 1.1(b)(1) - 2

EXHIBIT 1.1(b)(2)

to

CREDIT AGREEMENT

FORM OF NOTICE OF REVOLVING CREDIT ADVANCE

                    , 200

General Electric Capital Corporation,

for itself, as Lender, and as Agent

for Lenders

500 West Monroe Street

Chicago, Illinois 60661

Attention:	Accuro Healthcare Solutions, Inc.
Account Manager

Ladies and Gentlemen:

The undersigned, Accuro Healthcare Solutions, Inc., a Delaware corporation (“Borrower”) refers to the Amended and Restated Credit Agreement, dated as of July 16, 2007 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), by and among Borrower, the other Credit Parties signatory thereto, General Electric Capital Corporation, for itself, as Lender, and as Agent for Lenders, and Lenders, and hereby gives you notice, irrevocably, pursuant to Section 1.1(b) of the Credit Agreement, that the undersigned hereby requests a Revolving Credit Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Credit Advance as required by Section 1.1(b) of the Credit Agreement:

(i)	The date of the requested Revolving Credit Advance is __________, ____.

(ii)	The aggregate amount of the requested Revolving Credit Advance is $____________.

(iii)	The requested Revolving Credit Advance is [an Index Rate Loan] [a LIBOR Loan with a LIBOR Period of ________][, and if an Index Rate Loan, is requested to be made as a Swing Line Advance].

(iv)	The requested Revolving Credit Advance is to be sent to:

Bank:	Chase Bank
ABA No.:	111000614
Bank Address:	1717 Main St. Dallas, Texas
Account No.:	686643891
Reference:	Accuro Healthcare Solutions, Inc Operating Account

Exh. 1.1(b)(2) - 1

The undersigned hereby certifies that all of the statements contained in Section 2.2 of the Credit Agreement are true and correct in all material respects on the date hereof, and will be true in all material respects on the date of the requested Revolving Credit Advance, before and after giving effect thereto and to the application of the proceeds therefrom.

ACCURO HEALTHCARE SOLUTIONS, INC., as Borrower

By:
Name:
Title:

Exh. 1.1(b)(2) - 2

EXHIBIT 1.1(c)

to

CREDIT AGREEMENT

FORM OF SWING LINE NOTE

Chicago, Illinois

___________, 200_	$2,000,000

FOR VALUE RECEIVED, the undersigned, Accuro Healthcare Solutions, Inc., a Delaware corporation (“Borrower”), HEREBY PROMISES TO PAY to the order of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Swing Line Lender”) at the offices of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Agent (in such capacity, the “Agent”) at the Agent’s address at 500 West Monroe Street, Chicago, Illinois 60661, or at such other place as Agent may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the amount of TWO MILLION DOLLARS AND NO CENTS ($2,000,000) or, if less, the aggregate unpaid amount of all Swing Line Advances made to the undersigned under the “Credit Agreement” (as hereinafter defined). All capitalized terms used but not otherwise defined herein have the meanings given to them in the Credit Agreement or in Annex A thereto.

This Swing Line Note is issued pursuant to that certain Amended and Restated Credit Agreement dated as of July 16, 2007 by and among Borrower, the other Credit Parties signatory thereto, Agent, Swing Line Lender and the other Persons signatory thereto from time to time as Lenders (including all annexes, exhibits, schedules and joinder agreements thereto and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”), and is entitled to the benefit and security of the Credit Agreement, the Security Agreement and all of the other Loan Documents. Reference is hereby made to the Credit Agreement for a statement of all of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid. The date and amount of each Swing Line Advance made by Swing Line Lender to Borrower, the rate of interest applicable thereto and each payment made on account of the principal thereof, shall be recorded by Agent on its books; provided that the failure of Agent to make any such recordation shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or this Swing Line Note in respect of the Swing Line Advances made by Swing Line Lender to Borrower.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Credit Agreement, the terms of which are hereby incorporated herein by reference. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times, and pursuant to such calculations, as are specified in the Credit Agreement. The terms of the Credit Agreement are hereby incorporated herein by reference.

If any payment on this Swing Line Note becomes due and payable on a day other than a Business Day, the payment thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

Exh. 1.1(c) - 1

Upon and after the occurrence of any Event of Default, this Swing Line Note may, as provided in the Credit Agreement, and without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other legal requirement of any kind (all of which are hereby expressly waived by Borrower), be declared, and immediately shall become, due and payable.

Time is of the essence of this Swing Line Note.

Except as provided in the Credit Agreement, this Swing Line Note may not be assigned by Lender to any Person.

THIS SWING LINE NOTE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.

[To be used when this Swing Line Note replaces an existing Swing Line Note: This Swing Line Note is issued in [full/partial] substitution for and replacement of, but not in payment of the Swing Line Note of Borrower dated _______, payable to the order of ___________ in the original principal amount of _________ DOLLARS and ___ CENTS ($________)]

ACCURO HEALTHCARE SOLUTIONS, INC., as Borrower

By:
Name:
Title:

Exh. 1.1(c) - 2

EXHIBIT 1.1(d)

to

CREDIT AGREEMENT

REQUEST FOR ISSUANCE OF LETTER OF CREDIT

___________, 200_

General Electric Capital Corporation,

for itself, as Lender, and as Agent for Lenders

500 West Monroe Street

Chicago, Illinois 60661

Attention:	Accuro Healthcare Solutions, Inc.
Account Manager

Ladies and Gentlemen:

The undersigned, Accuro Healthcare Solutions, Inc., a Delaware corporation (“Borrower”) refers to the Amended and Restated Credit Agreement, dated as of July 16, 2007 (the “Credit Agreement,” the terms defined therein being used herein as therein defined), by and among the undersigned, Borrower, the other Credit Parties signatory thereto, General Electric Capital Corporation, for itself, as Lender, and as Agent for Lenders, and Lenders, and hereby requests, pursuant to Section 1.1(d) of the Credit Agreement, the issuance of a Letter of Credit under the Credit Agreement, and in that connection sets forth below the information relating to such Letter of Credit as required by Section 1.1(d) of the Credit Agreement:

(i)	The date of issuance [or effective date of increase or extension] of the requested Letter of Credit is __________, ____.

(ii)	The amount [or the amount of increase] of the Letter of Credit is $_________

(iii)	The name of the beneficiary of the Letter of Credit is: ____________.

(iv)	The transaction for which such Letter of Credit is to be issued is described as follows: ________].

(vi)	The expiry [or extended expiry] date of such Letter of Credit is:____.

Exh. 1.1(d) - 1

The undersigned hereby certifies that all of the statements contained in Section 2.2 of the Credit Agreement are true and correct on the date hereof, and will be true on the date of the requested Letter of Credit, before and after giving effect thereto and to the issuance thereof.

ACCURO HEALTHCARE SOLUTIONS, INC., as Borrower

By:
Name:
Title:

Exh. 1.1(d) - 2

EXHIBIT 1.2(e)

to

CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION/CONTINUATION

Reference is made to that certain Amended and Restated Credit Agreement dated as of July 16, 2007 by and among the undersigned (“Borrower”), the other Persons named therein as Credit Parties, General Electric Capital Corporation (“Agent”) and the Lenders from time to time signatory thereto (including all annexes, exhibits or schedules thereto, and as from time to time amended, restated, supplemented or otherwise modified, the “Credit Agreement”). Capitalized terms used herein without definition are so used as defined in the Credit Agreement.

Borrower hereby gives irrevocable notice, pursuant to Section 1.2(e) of the Credit Agreement, of its request to:

(a) on [ date ] convert $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the [________] Rate, into a(n) [________] Loan [and, in the case of a LIBOR Loan, having a LIBOR Period of [_____] month(s)];

[(b) on [ date ] continue $[________]of the aggregate outstanding principal amount of the [_______] Loan, bearing interest at the LIBOR Rate, as a LIBOR Loan having a LIBOR Period of [_____] month(s)].

Borrower hereby (i) certifies that all of the statements contained in Section 2.2 of the Credit Agreement are true and correct in all material respects on the date hereof, and will be true in all material respects on the date of the requested conversion/continuation, before and after giving effect thereto and (ii) reaffirms the guaranty and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

ACCURO HEALTHCARE SOLUTIONS, INC., as Borrower

By:
Name:
Title:

Exh. 1.2(e) - 1

EXHIBIT 6.2(d)

LEVERAGE LIMIT CERTIFICATE

ACCURO HEALTHCARE SOLUTIONS, INC.

Date: ___________, 200_

This Certificate is given by Accuro Healthcare Solutions, Inc., a Delaware corporation (“Borrower”) pursuant to subsection 6.2(d) of that certain Amended and Restated Credit Agreement dated as of July 16, 2007 among Borrower, the other Credit Parties party thereto, the Lenders from time to time party thereto and General Electric Capital Corporation, as agent for the Lenders (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time the “Credit Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

The undersigned is duly authorized to execute and deliver this Certificate on behalf of Borrower. By executing this Certificate such officer hereby certifies to Agent and Lenders that:

(a)	Attached hereto as Schedule 1 is a calculation of the Leverage Limit for Borrower as of the above date; and

(b)	Based on such schedule, the Leverage Limit as of the above date is:

$                    .

IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by its ________________ this ____ day of ___________, 200_.

ACCURO HEALTHCARE SOLUTIONS, INC., as Borrower

By:
Name:
Title:

Exh. 6.2(d) - 1

SCHEDULE 1

to Exhibit 6.2(d)

LEVERAGE LIMIT CALCULATION

ACCURO HEALTHCARE SOLUTIONS, INC.

LEVERAGE LIMIT CALCULATION

Leverage Limit means the product of:

(i) *EBITDA of Holdings and its Subsidiaries, on a consolidated basis, calculated pursuant to Schedule 2 for the twelve-month period ending on the last day of the most recently ended Fiscal Quarter for which financial statements are available

	$	____________
multiplied by

(ii) [1]____

Leverage Limit:	$	____________

*	For calculations (1) as of the Closing Date, EBITDA will be EBITDA of Holdings and its Subsidiaries for the 3-month period ending May 31, 2007 multiplied by 4.0; (2) as of September 30, 2007, EBITDA will EBITDA of Holdings and its Subsidiaries for the 6-month period then ended multiplied by 2.0 and (3) as of December 31, 2007, EBITDA will be EBITDA of Holdings and its Subsidiaries for the 9-month period then ended multiplied by 1.333.

[1]	Insert Leverage Ratio applicable pursuant to Section 6.1(c) with respect to the most recently ended Fiscal Quarter for which financial statements are available.

Exh. 6.2(d) - 2

EXHIBIT 8.1

to

CREDIT AGREEMENT

FORM OF ASSIGNMENT AGREEMENT

This ASSIGNMENT, dated as of the Effective Date, is entered into between the Assignor and the Assignee (each as defined below).

The parties hereto hereby agree as follows:

BORROWER: AGENT:	Accuro Healthcare Solutions, Inc., a Delaware corporation (the “Borrower”) General Electric Capital Corporation, as agent for the Lenders (in such capacity and together with its successors and permitted assigns, the “Agent”)

CREDIT AGREEMENT:	Amended and Restated Credit Agreement, dated as of July 16, 2007, among the Borrower, the other Credit Parties, Agent and the Lenders (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein without definition are used as defined in the Credit Agreement)

[TRADE DATE:	_________, ____][2]
EFFECTIVE DATE:	_________, ____[3]

ASSIGNOR (COLLECTIVELY, THE “ASSIGNORS”)	ASSIGNEE (COLLECTIVELY, THE “ASSIGNEES”)	LOAN ASSIGNED	AGGREGATE AMOUNT OF COMMITMENTS OR PRINCIPAL AMOUNT OF LOANS FOR ALL LENDERS	AGGREGATE AMOUNT OF COMMITMENTS OR PRINCIPAL AMOUNT OF LOANS ASSIGNED	PERCENTAGE ASSIGNED
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE] [AFFILIATE] OF [NAME OF LENDER]/[QUALIFIED ASSIGNEE]	[REVOLVING LOANS]/[TERM LOAN]	$____________	$____________	__._________%

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE] [AFFILIATE] OF [NAME OF LENDER]/[QUALIFIED ASSIGNEE]	[REVOLVING LOANS]/[TERM LOAN]	$____________	$____________	__._________%

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE] [AFFILIATE] OF [NAME OF LENDER]/[QUALIFIED ASSIGNEE]	[REVOLVING LOANS]/[TERM LOAN]	$____________	$____________	__._________%

[THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK]

[2]	Insert for informational purposes only if needed to determine other arrangements between the assignor and the assignee.

[3]	To be filled out by Agent upon entry in the Loan Account.

Exh. 8.1 - 1

Section 1. Assignment. Each Assignor hereby sells and assigns to the Assignee set forth above opposite such Assignor, and such Assignee hereby purchases and assumes from such Assignor, such Assignor’s rights and obligations in its capacity as Lender under the Credit Agreement (including Liabilities owing to or by such Assignor thereunder) and the other Loan Documents, in each case to the extent related to the amounts identified above opposite such Assignor (such Assignor’s “Assigned Interest”).

Section 2. Representations, Warranties and Covenants of Assignors. Each Assignor severally but not jointly (a) represents and warrants to its corresponding Assignee and the Agent that (i) it has full power and authority, and has taken all actions necessary for it, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (ii) it is the legal and beneficial owner of its Assigned Interest and that such Assigned Interest is free and clear of any Lien and other adverse claims, (b) makes no other representation or warranty and assumes no responsibility, including with respect to the aggregate amount of the Loans, the percentage of the Loans represented by the amounts assigned, any statements, representations and warranties made in or in connection with any Loan Document or any other document or information furnished pursuant thereto, the execution, legality, validity, enforceability or genuineness of any Loan Document or any document or information provided in connection therewith and the existence, nature or value of any Collateral, (c) assumes no responsibility (and makes no representation or warranty) with respect to the financial condition of any Credit Party or the performance or nonperformance by any Credit Party of any obligation under any Loan Document or any document provided in connection therewith and (d) attaches any Notes held by it evidencing at least in part the Assigned Interest of such Assignor (or, if applicable, an affidavit of loss or similar affidavit therefor) and requests that the Agent exchange such Notes for new Notes in accordance with Sections 1.1(b) and 1.1(c)(i) of the Credit Agreement.

Section 3. Representations, Warranties and Covenants of Assignees. Each Assignee severally but not jointly (a) represents and warrants to its corresponding Assignor and the Agent that (i) it has full power and authority, and has taken all actions necessary for such Assignee, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (ii) to the extent indicated above, is an Affiliate or an Approved Fund of the Lender set forth above and (iii) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest assigned to it hereunder and either such Assignee or the Person exercising discretion in making the decision for such assignment is experienced in acquiring assets of such type, (b) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (c) shall perform in accordance with their terms all obligations that, by the terms of the Loan Documents, are required to be performed by it as a Lender, (d) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision

Exh. 8.1 - 2

to enter into this Assignment and shall continue to make its own credit decisions in taking or not taking any action under any Loan Document independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, (e) acknowledges and agrees that, as a Lender, it may receive material non-public information and confidential information concerning the Credit Parties and their Affiliates and Securities and agrees to use such information in accordance with Section 9.13 of the Credit Agreement, (f) specifies as its applicable lending offices (and addresses for notices) the offices at the addresses set forth beneath its name on the signature pages hereof, (g) shall pay to the Agent an assignment fee in the amount of $3,500 to the extent such fee is required to be paid under Section 8.1(a) of the Credit Agreement and (h) to the extent required pursuant to Section 1.9(c) of the Credit Agreement, attaches two completed originals of Forms W-8ECI, W-8BEN or W-9.

Section 4. Determination of Effective Date; Loan Account. Following the due execution and delivery of this Assignment by each Assignor, each Assignee and, to the extent required by Section 8.1(a) of the Credit Agreement, the Borrower, this Assignment (including its attachments) will be delivered to the Agent for its acceptance and recording in the Loan Account. The effective date of this Assignment (the “Effective Date”) shall be the later of (i) the acceptance of this Assignment by the Agent and (ii) the recording of this Assignment in the Loan Account. The Agent shall insert the Effective Date when known in the space provided therefor at the beginning of this Assignment.

Section 5. Effect. As of the Effective Date, (a) each Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender under the Credit Agreement and (b) each Assignor shall, to the extent provided in this Assignment, relinquish its rights (except those surviving the termination of the Revolving Loan Commitments and payment in full of the Obligations) and be released from its obligations under the Loan Documents other than those obligations relating to events and circumstances occurring prior to the Effective Date.

Section 6. Distribution of Payments. On and after the Effective Date, the Agent shall make all payments under the Loan Documents in respect of each Assigned Interest of any Assignor (a) in the case of amounts accrued to but excluding the Effective Date, to such Assignor and (b) otherwise, to the corresponding Assignee.

Section 7. Miscellaneous. This Assignment is a Loan Document and, as such, is subject to certain provisions of the Credit Agreement, including Sections 9.14 (Submission to Jurisdiction) and 9.15 (Waiver of Jury Trial) thereof. On and after the Effective Date, this Assignment shall be binding upon, and inure to the benefit of, the Assignors, Assignees, the Agent and their Related Persons and their successors and assigns. This Assignment shall be governed by, and be construed and interpreted in accordance with, the law of the State of New York. This Assignment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Assignment by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart of this Assignment.

[SIGNATURE PAGES FOLLOW]

Exh. 8.1 - 3

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR], as Assignor

By:
Name:
Title:

[NAME OF ASSIGNEE], as Assignee

By:
Name:
Title:

Lending Office for LIBOR Loans:
[Insert Address (including contact name, fax number and e-mail address)]

Lending Office (and address for notices) for any other purpose:
[Insert Address (including contact name, fax number and e-mail address)]

Exh. 8.1 - 4

ACCEPTED and AGREED this __ day of ______ _____:

4GENERAL ELECTRIC CAPITAL CORPORATION, as Agent

By:
Name:
Title:

5ACCURO HEALTHCARE SOLUTIONS, INC., as Borrower

By:
Name:
Title:

[4]	Include only if required pursuant to Section 8.1 of the Credit Agreement.

[5]	Include only if required pursuant to Section 8.1 of the Credit Agreement.

Exh. 8.1 - 5